Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF OCTOBER 31, 2022
AMONG
BLACK STONE MINERALS COMPANY, L.P.,
AS BORROWER,
BLACK STONE MINERALS, L.P.,
AS PARENT MLP,
WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT AND SWINGLINE LENDER,
BANK OF AMERICA, N.A. and PNC CAPITAL MARKETS LLC,
AS CO-SYNDICATION AGENTS,
ZIONS BANCORPORATION, N.A., DBA AMEGY BANK,
AS DOCUMENTATION AGENT
AND
THE LENDERS SIGNATORY HERETO
_____________________________
WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC, JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS
_____________________________
SOLE BOOKRUNNER
WELLS FARGO SECURITIES, LLC

TABLE OF CONTENTS
Page
ARTICLE I
Definitions and Accounting Matters
Section 1.01.    Terms Defined Above    1
Section 1.02.    Certain Defined Terms    1
Section 1.03.    Accounting Terms and Determinations    32
Section 1.04.    Classes and Types of Loans    33
Section 1.05.    Rates    33
Section 1.06.    Divisions    33
ARTICLE II
Commitments
Section 2.01.    Loans and Letters of Credit    34
Section 2.02.    Borrowings, Continuations and Conversions, Letters of Credit    35
Section 2.03.    Changes of Maximum Credit Amount; Increase and Reduction of Aggregate Elected Revolving Commitment Amount    38
Section 2.04.    Fees    42
Section 2.05.    Several Obligations    43
Section 2.06.    Notes    43
Section 2.07.    Prepayments    44
Section 2.08.    Borrowing Base    46
Section 2.09.    Assumption of Risks    49
Section 2.10.    Obligation to Reimburse and to Prepay Letters of Credit and Swingline Loans    50
Section 2.11.    Lending Offices    53
ARTICLE III
Payments of Principal and Interest
Section 3.01.    Repayment of Loans    53
Section 3.02.    Interest    53
ARTICLE IV
Payments; Pro Rata Treatment; Computations; Etc.
Section 4.01.    Payments    54
Section 4.02.    Pro Rata Treatment    54
Section 4.03.    Computations    55
Section 4.04.    Non-receipt of Funds by the Administrative Agent    55
Section 4.05.    Set-off, Sharing of Payments, Etc.    55
Section 4.06.    Taxes    57
Section 4.07.    Disposition of Proceeds; Scope of Security Instrument    60
Section 4.08.    Payments and Deductions to a Defaulting Lender    60
    i

ARTICLE V
Additional Costs and Capital Adequacy
Section 5.01.    Additional Costs    63
Section 5.02.    Circumstances Affecting Benchmark Availability    65
Section 5.03.    Illegality    65
Section 5.04.    Base Rate Loans    65
Section 5.05.    Compensation    65
Section 5.06.    Benchmark Replacement Setting    66
ARTICLE VI
Conditions Precedent
Section 6.01.    Closing Date    67
Section 6.02.    Subsequent Loans and Letters of Credit    69
Section 6.03.    Termination of Agreement    70
ARTICLE VII
Representations and Warranties
Section 7.01.    Existence    70
Section 7.02.    Financial Condition    70
Section 7.03.    Litigation    71
Section 7.04.    No Breach    71
Section 7.05.    Authority; Enforceability    71
Section 7.06.    Approvals    71
Section 7.07.    Use of Loans and Letters of Credit    71
Section 7.08.    ERISA    72
Section 7.09.    Taxes    73
Section 7.10.    Titles, Etc.    73
Section 7.11.    No Material Misstatements    74
Section 7.12.    Investment Company Act    74
Section 7.13.    Subsidiaries    74
Section 7.14.    Material Personal Property    74
Section 7.15.    Defaults    75
Section 7.16.    Environmental Matters    75
Section 7.17.    Compliance with the Law; Maintenance of Properties    76
Section 7.18.    Insurance    76
Section 7.19.    Hedging Agreements    76
Section 7.20.    Restriction on Liens    77
Section 7.21.    Intellectual Property    77
Section 7.22.    Gas Imbalances    77
Section 7.23.    Marketing of Production    77
Section 7.24.    Solvency    77

Section 7.25.    Location of Business and Offices    78
Section 7.26.    Foreign Corrupt Practices    78
Section 7.27.    OFAC    78
Section 7.28.    EEA Financial Institution    78
ARTICLE VIII
Affirmative Covenants
Section 8.01.    Reporting Requirements    79
Section 8.02.    Litigation    81
Section 8.03.    Maintenance, Compliance with Laws, Taxes, Inspections, Insurance, Etc.    81
Section 8.04.    Environmental Matters    83
Section 8.05.    Further Assurances    84
Section 8.06.    Performance of Obligations    84
Section 8.07.    Reserve Reports    84
Section 8.08.    Oil & Gas Properties    85
Section 8.09.    Additional Collateral; Additional Guarantors    86
Section 8.10.    ERISA Information and Compliance    87
Section 8.11.    Reserved    88
Section 8.12.    Unrestricted Subsidiaries    88
Section 8.13.    Commodity Exchange Act Keepwell Provisions    88
Section 8.14.    Foreign Corrupt Practices    89
Section 8.15.    Excess Cash Information    89
ARTICLE IX
Negative Covenants
Section 9.01.    Financial Covenants    89
Section 9.02.    Debt    89
Section 9.03.    Liens    90
Section 9.04.    Dividends, Distributions and Redemptions    91
Section 9.05.    Investments, Loans and Advances    92
Section 9.06.    Change of Name; Etc.    93
Section 9.07.    Nature of Business    94
Section 9.08.    Reserved    94
Section 9.09.    Proceeds of Loans    94
Section 9.10.    ERISA Compliance    94
Section 9.11.    Sale or Discount of Receivables    95
Section 9.12.    Mergers, Etc.    95
Section 9.13.    Sale of Oil and Gas Properties    96
Section 9.14.    Environmental Matters    96
Section 9.15.    Transactions with Affiliates    96

Section 9.16.    Subsidiaries    96
Section 9.17.    Negative Pledge Agreements    96
Section 9.18.    Gas Imbalances, Take-or-Pay or Other Prepayments    97
Section 9.19.    Hedging Agreements    97
Section 9.20.    Sale and Leasebacks    97
Section 9.21.    Foreign Corrupt Practices    97
Section 9.22.    OFAC    98
Section 9.23.    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries    98
ARTICLE X
Events of Default; Remedies
Section 10.01.    Events of Default    98
Section 10.02.    Remedies    100
ARTICLE XI
The Administrative Agent
Section 11.01.    Appointment, Powers and Immunities    102
Section 11.02.    Reliance by Administrative Agent    102
Section 11.03.    Defaults    102
Section 11.04.    Rights as a Lender    103
Section 11.05.    INDEMNIFICATION    103
Section 11.06.    Non-Reliance on the Administrative Agent, Arrangers and other Lenders    103
Section 11.07.    Action by Administrative Agent    104
Section 11.08.    Resignation or Removal of Administrative Agent    104
Section 11.09.    Authority of Administrative Agent to Release Liens    105
Section 11.10.    Arranger    105
Section 11.11.    Certain ERISA Matters    105
Section 11.12.    Erroneous Payments.    106
ARTICLE XII
Miscellaneous
Section 12.01.    Waiver    108
Section 12.02.    Notices    109
Section 12.03.    Payment of Expenses, Indemnities, etc    110
Section 12.04.    Amendments, Etc.    113
Section 12.05.    Successors and Assigns    114
Section 12.06.    Assignments and Participations    114
Section 12.07.    Invalidity    116
Section 12.08.    Counterparts; Electronic Execution    116
Section 12.09.    References    117

Section 12.10.    Survival    117
Section 12.11.    Captions    117
Section 12.12.    NO ORAL AGREEMENTS    117
Section 12.13.    GOVERNING LAW; SUBMISSION TO JURISDICTION    118
Section 12.14.    Interest    119
Section 12.15.    Confidentiality    120
Section 12.16.    EXCULPATION PROVISIONS    120
Section 12.17.    Flood Insurance Provisions    121
Section 12.18.    USA Patriot Act Notice    121
Section 12.19.    No Advisory or Fiduciary Responsibility    121
Section 12.20.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    122
Section 12.21.    Acknowledgement Regarding Any Supported QFCs    123

    v

ANNEXES, EXHIBITS AND SCHEDULES
Annex I        List of Maximum Credit Amounts and Elected Revolving Commitments
Exhibit A-1        Form of Revolving Note
Exhibit A-2        Form of Swingline Note
Exhibit B-1        Form of Revolving Borrowing, Continuation and Conversion Request
Exhibit B-2        Form of Swingline Borrowing Request
Exhibit C        Form of Compliance Certificate
Exhibit D        Security Instruments
Exhibit E        Form of Assignment Agreement
Exhibit F        Form of Elected Revolving Commitment Increase Certificate
Exhibit G        Form of Additional Revolving Lender Certificate

Schedule 7.03        Litigation
Schedule 7.13        Subsidiaries
Schedule 7.19        Hedging Agreements
Schedule 7.22        Gas Imbalances
Schedule 7.23        Marketing Contracts
Schedule 9.03        Liens
Schedule 9.05        Investments

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2022 is among: BLACK STONE MINERALS COMPANY, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”); BLACK STONE MINERALS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Parent MLP”), WELLS FARGO BANK, NATIONAL ASSOCIATION and each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and swingline lender (in such capacity, together with its successors in such capacity, the “Swingline Lender”).
R E C I T A L S
A.    The Borrower, the Administrative Agent and the Lenders are parties to that certain Fourth Amended and Restated Credit Agreement dated as of November 1, 2017 (such agreement, as amended, the “Existing Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.    The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement subject to the terms of this Agreement.
C.    Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
Section 1.01.Terms Defined Above. As used in this Agreement, each term defined above shall have the meaning indicated above.
Section 1.02.Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Loan Party, in each case, among the Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodities Account is maintained.
“Additional Costs” shall have the meaning assigned such term in Section 5.01(a).
“Additional Revolving Lender” shall have the meaning assigned such term in Section 2.03(d)(i).
“Additional Revolving Lender Certificate” shall have the meaning assigned such term in Section 2.03(d)(ii)(G).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” shall have the meaning assigned such term in the introductory paragraph.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” shall have the meaning assigned such term in Section 5.04.
“Affiliate” of any Person shall mean (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or executive officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.
“Aggregate Elected Revolving Commitment Amount” at any time shall equal the sum of the Elected Revolving Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.03. As of the Closing Date, the Aggregate Elected Revolving Commitment Amount is $375,000,000.
“Aggregate Elected Revolving Commitment Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the balance of all Loans and the LC Exposure and Swingline Exposure outstanding on such day, and the denominator of which is the Aggregate Elected Revolving Commitment Amount in effect on such day.
“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts of the Lenders, as the same may be reduced or terminated pursuant to Section 2.03(b).
“Aggregate Revolving Commitments” at any time shall equal the sum of the Revolving Commitments.
“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may be amended or supplemented from time to time.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such

Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean the following rate per annum as applicable based on the Aggregate Elected Revolving Commitment Utilization Percentage in effect from time to time.

Aggregate Elected Commitment Utilization Grid
	<25%	>25% <50%	>50% <75%	>75% <90%	>90%
Term SOFR Margin	2.50%	2.75%	3.00%	3.25%	3.50%
Base Rate Margin	1.50%	1.75%	2.00%	2.25%	2.50%

(a)    Each change in the Applicable Margin resulting from a change in the Aggregate Elected Revolving Commitment Utilization Percentage shall take effect at the time of such change, provided, however, that if at any time, the Borrower fails to deliver a Reserve Report pursuant to Section 8.07(a) within 30 days after the date required for such delivery thereunder, then the “Applicable Margin” shall mean the rate per annum set forth on the then applicable grid when the Aggregate Elected Revolving Commitment Utilization Percentage is greater than or equal to 90%.
(b)    Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change to the Applicable Margin.
“Approved Counterparty” shall mean: (a) any Lender or any Affiliate of a Lender, (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher, (c) Coral Energy Holding, L.P., or (d) BP Corporation North America, Inc.
“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Pressler Consultants, Inc., (c) Ryder Scott Company, L.P., and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arrangers” shall mean, collectively, Wells Fargo Securities, LLC, PNC Capital Markets LLC, JPMorgan Chase Bank, N.A., Bank of America, N.A., and KeyBank National Association.
“Assignment” shall have the meaning assigned such term in Section 12.06(b).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such

Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.06(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.
“Base Rate Term SOFR Determination Day” shall have the meaning assigned such term in clause (b) of the definition of Term SOFR.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.06(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.06(a) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.06(a).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning assigned such term in the introductory paragraph.
“Borrowing” shall mean (a) Revolving Loans of the same Class and Type made, converted or continued on the same date and, in the case of Revolving SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Base” shall mean at any time an amount equal to the amount determined in accordance with Section 2.08, as the same may be adjusted from time to time pursuant to Sections 8.08 and 9.13.
“Business Day” shall mean any day other than a Saturday or Sunday or any other day on which commercial banks are authorized or required to close in Houston, Texas.
“Capital Leases” shall mean, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Cash Management Agreements” shall mean any agreement governing Cash Management Services.
“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to the Borrower or any Guarantor, in its capacity as a provider of such service.
“Cash Management Services” means any banking services that are provided to the Borrower or any Guarantor by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or

(g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change of Control” means:
(i) the Parent MLP shall cease to own, directly or indirectly, all of the outstanding equity interests of (a) the Borrower and (b) the General Partner; (ii) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), other than the Parent MLP or any Wholly-Owned Subsidiary of the Parent MLP, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the outstanding membership interests of the Parent MLP GP; (iii) individuals who, as of the Closing Date, constitute the board of directors of the Parent MLP GP (the “Parent MLP GP Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Parent MLP GP; provided, however, that any individual becoming a director of the Parent MLP GP subsequent to such date whose election, or nomination for election by the Parent MLP GP’s board of directors or committee thereof, was approved by a vote of at least a majority of the directors then comprising the Parent MLP GP Incumbent Board, shall be considered as though such individual were a member of the Parent MLP GP Incumbent Board; or (iv) a Series B Change of Control occurs pursuant to the terms of the Series B Preferred Stock.
“Class” shall have the meaning assigned such term in Section 1.04.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
“Commitment Fee Rate” shall mean (a) 0.375%, if the Aggregate Elected Revolving Commitment Utilization Percentage is less than 50% and (b) 0.50% per annum, if the Aggregate Elected Revolving Commitment Utilization Percentage is equal to or greater than 50%.
“Commitments” shall mean the Revolving Commitments and the Swingline Commitment.
“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Cash Balance” means, at any time, the aggregate amount of cash, cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Parent MLP and its Consolidated Subsidiaries.
“Consolidated Net Income” shall mean with respect to the Parent MLP and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent MLP and its Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent MLP or any of its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent MLP and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period or within the 60 day period following such period by such other Person to the Parent MLP or to a Consolidated Subsidiary thereof, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary (other than Unrestricted Subsidiaries) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period or gains or losses attributable to Property sales, other than sales of Hydrocarbons in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; and provided further that if the Parent MLP or any Consolidated Subsidiary shall acquire or dispose of any Property, in a single transaction or in a series of related transactions, with a value equal to or exceeding $35,000,000 during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such disposition or redesignation or, at the sole discretion of the Borrower, such acquisition, as if such disposition, redesignation or acquisition had occurred on the first day of such period.
“Consolidated Subsidiaries” shall mean for any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise specified, references to “Consolidated Subsidiaries” are to Consolidated Subsidiaries of the Parent MLP.
“Debt” shall mean, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others (excluding the purchase of Property funded by equity contributions or capital calls by or on the owners of such Person, as applicable); (i) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement or because of a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.
“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or become the subject of a Bail-In Action.
“Deficiency” shall mean when the balance of all Revolving Loans, the LC Exposure and the Swingline Exposure exceeds the Aggregate Revolving Commitments.
“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.
“Disqualified Capital Stock” shall mean any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than capital stock or other equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or is exchangeable for Debt or redeemable for any consideration other than capital stock or other equity interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part on or prior to the date that is one year after the earlier of (a) the Termination Date or (b) the date on which there are no Revolving Loans, LC Exposure, Swingline Exposure or other obligations hereunder outstanding and the Commitments are terminated.
“Distributions” shall have the meaning assigned such term in Section 9.04.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EBITDAX” shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, impairments and other noncash charges, exploration expenses, delay rentals, dry hole expenses; and minus all noncash income added to Consolidated Net Income, all as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Elected Oil and Gas Properties” shall have the meaning assigned such term in Section 8.08.
“Elected Revolving Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Revolving Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Revolving Commitment Amount pursuant to Section 2.03.
“Elected Revolving Commitment Increase Certificate” shall have the meaning assigned such term in Section 2.03(d).
“Electronic Record” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” shall mean a Person (a) which either: (i) is primarily engaged in the business of commercial banking and is (A) a Lender, (B) a Subsidiary of a Lender, (C) a Subsidiary of a Person of which a Lender is a Subsidiary, (D) a Person of which a Lender is a

Subsidiary or (E) a Lender Affiliate, or (ii) is consented to as an assignee by both the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default shall have occurred and be continuing and (b) which is exempt from withholding of tax on payments hereunder and delivers documents related thereto pursuant to Section 4.06(f)(ii).
“Engineering Reports” shall have the meaning assigned such term in Section 2.08(c).
“Environmental Laws” shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which any Group Member is conducting or at any time has conducted business, or where any Property of any Group Member is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property of any Group Member is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with any Group Member would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” shall mean (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder for which reporting has not been waived under such regulations, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Erroneous Payment” shall have the meaning assigned such term in Section 11.12(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning assigned such term in Section 11.12(d).
“Erroneous Payment Impacted Class” shall have the meaning assigned such term in Section 11.12(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned such term in Section 11.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” shall have the meaning assigned such term in Section 10.01.
“Excepted Liens” shall mean: (a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens which (i) arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and (ii) are for claims which either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Borrower or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens reserved in oil and gas mineral leases, or created by statute, to secure royalty, net profits interests, bonus payments, rental payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, and compliance with the terms of such Hydrocarbon Interests, provided that such Liens secure claims which either not delinquent or are being contested in good faith by appropriate proceedings and as to which the Borrower or its Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP; (f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that (i) no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (ii) no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (g) all other non-consensual defects in title (which might otherwise constitute Liens) arising in the ordinary course of the Borrower’s or such Subsidiary’s business or incidental to the ownership of their respective Properties; provided that no such Liens shall secure the payment of Debt or shall, in the aggregate, materially detract from the value or marketability of the Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Borrower or such Subsidiary; (h) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (j) judgment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced.
“Excess Cash” means the Consolidated Cash Balance (other than cash collateral in respect of Letters of Credit held by the Administrative Agent pursuant to Section 2.10(b)) in excess of the Excess Cash Threshold at any time, net of and reduced by, without duplication, (i) any cash set aside to pay in the ordinary course of business amounts then due and owing to third parties and for which Parent MLP and its Consolidated Subsidiaries have issued checks or initiated wires or ACH transfers (or will, within one (1) Business Day, issue checks or initiate wires or ACH transfers, and such amounts are disclosed in writing to the Administrative Agent, with reasonably detailed evidence thereof to the extent requested by the Administrative Agent) in order to pay such amounts, (ii) any cash constituting purchase price deposits held in escrow by or on behalf of Parent MLP or any of its Consolidated Subsidiaries pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (iii) any cash or cash equivalents to be used by Parent MLP or any of its Consolidated Subsidiaries within five (5) Business Days to pay the purchase price for any Property to be acquired by Parent MLP or such Consolidated Subsidiary pursuant to a binding and enforceable purchase and sale agreement (a copy of which has been provided to the Administrative Agent) with an unaffiliated third party containing customary provisions regarding the payment of such purchase price, (iv) cash in an amount equal to the outstanding checks or initiated wires or ACH transfers issued by Parent MLP or any of its Consolidated Subsidiaries which have not yet been subtracted from the balance of the relevant accounts of Parent MLP or such Consolidated Subsidiary (which amounts are disclosed in writing to the Administrative Agent, with reasonably detailed evidence thereof to the extent requested by the Administrative Agent), and (v) any cash or cash equivalents described in the definition of “Excluded Accounts” which are held in any Excluded Account.
“Excess Cash Test Day” means (a) so long as no Event of Default or Deficiency has occurred and is continuing, the last Business Day of each calendar week and (b) at any time when any Event of Default or Deficiency has occurred and is continuing, each Business Day.
“Excess Cash Threshold” means, at any time, an amount equal to ten percent (10%) of the Aggregate Elected Revolving Commitment Amount at such time.
“Excluded Accounts” means (a) any Deposit Account, Commodity Account or Securities Account so long as the balance in each such account, individually, does not exceed $2,500,000 at any time and the aggregate balance of all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $5,000,000, (b) any Deposit Account that is a zero balance account or a Deposit Account for which the balance of such Deposit Account is transferred at the end of each date to a Deposit Account that is not an Excluded Account, (c) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties or any of their subsidiaries and (d) any other Deposit Account, Commodity Account or Securities Account that is pledged to a third party to the extent such Lien is permitted by the Loan Documents.
“Excluded Subsidiary” means (a) any Foreign Subsidiary, or (b) any Domestic Subsidiary that (i) is a FSHCO or (ii) is owned directly or indirectly by a CFC.
“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Indebtedness in respect of any Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Indebtedness in respect of any Hedging Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act or (b) in the case of any such Indebtedness in respect of any Hedging Agreement subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity” as defined in Section 2(h)(7)(C)(1) of the Commodity Exchange Act, in either case at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Hedging Agreement.

“Excluded Taxes” means, with respect to a Recipient, (a) income or franchise Taxes (including United States state gross receipts Taxes that are imposed in lieu of United States state income or franchise Taxes) imposed on (or measured by) its net income (however denominated), in each case, (i) imposed by the United States of America (or any state (including the District of Columbia) or political subdivision thereof) or such other jurisdiction under the laws of which such Recipient is organized or is resident or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax by any jurisdiction described in (a) above, (c) in the case of a Foreign Lender or Foreign Issuing Bank, any withholding Tax that is imposed by United States of America (or any state (including the District of Columbia) or political subdivision thereof) on amounts payable to such Foreign Lender or Foreign Issuing Bank pursuant to a law in effect at the time such Foreign Lender or Foreign Issuing Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender or Foreign Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 4.06(a) or Section 4.06(b), (d) any Taxes attributable to a Recipient’s failure to comply with Section 4.06(f) and (e) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning assigned such term in the Recitals.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent. Notwithstanding anything to the contrary herein, in no event shall the Federal Funds Rate be less than 0%.
“Financial Statements” shall mean the financial statement or statements of the Parent MLP and its Consolidated Subsidiaries referred to in Section 7.02(a)(i) as of December 31, 2021 and in Section 7.02(a)(ii) as of June 30, 2022.
“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of the Parent MLP, the Borrower or any Guarantor or a Domestic Subsidiary.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Issuing Bank” means any Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary. Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of the Borrower, unless the context clearly indicates otherwise.
“FSHCO” means any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets (held directly or through Subsidiaries) consist of equity interests of one or more CFCs or indebtedness of such CFCs.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions contained in Section 1.03.
“General Partner” shall mean the general partner of the Borrower, which as of the Closing Date is BSMC GP, L.L.C., a Delaware limited liability company.
“Governmental Authority” shall mean, in respect of any Person, the country, the state, county, city and political subdivisions in which such Person or such Person’s Property is located or which exercises valid jurisdiction over such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over such Person or such Person’s

Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Group Members or any of their Property or the Administrative Agent, any Lender or any Applicable Lending Office.
“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Group Member” shall mean the Parent MLP and each of its Subsidiaries.
“Guarantee Agreement” shall mean the Sixth Amended and Restated Guarantee and Collateral Agreement dated October 31, 2022 executed by the Guarantors guarantying on a joint and several basis, unconditionally, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.
“Guarantors” shall mean the General Partner, the Parent MLP, Black Stone Energy Company, L.L.C., Black Stone Natural Resources, L.L.C. and each other Restricted Subsidiary that guarantees the Indebtedness pursuant to Section 8.09(b). For the avoidance of doubt, the Parent MLP GP is not a Guarantor.
“Hedge Lender” shall mean any Lender or any of its Affiliates that is party to a Hedging Agreement with the Borrower or any Guarantor.
“Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.
“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Indebtedness” shall mean any and all amounts owing or to be owing by the Borrower or any Guarantor (a) to the Administrative Agent, the Issuing Bank, the Swingline Lender and/or Lenders under any Loan Document; (b) to any Hedge Lender under any Hedging Agreements entered into while such Person (or its Affiliate) was a Lender hereunder or existing at the time such Person (or its Affiliate) became a Lender hereunder; (c) to any Cash Management Lender under any Cash Management Agreements entered into while such Person (or its Affiliate) was a Lender hereunder or existing at the time such Person (or its Affiliate) became a Lender hereunder; and (d) all renewals, extensions and/or rearrangements of any of the above provided that, solely with respect to any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor.
“Indemnified Parties” shall have the meaning assigned such term in Section 12.03(b).
“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by the Borrower or any Guarantor under any Loan Document.
“Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.
“Interest Period” shall mean, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its request for Revolving Borrowing, Continuation or Conversion and subject to availability; provided that:
(a)the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Termination Date; and
(e)no tenor that has been removed from this definition pursuant to Section 5.06(d) shall be available for specification in any request for Borrowing, Conversion or Continuation.
“Interim Redetermination” shall have the meaning assigned such term in Section 2.08(b).
“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.08(d).
“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of equity interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” shall mean Wells Fargo or any other Revolving Lender or any Affiliate of any Revolving Lender agreed to between the Borrower and the Administrative Agent to issue Letters of Credit.
“LC Commitment” at any time shall mean $5,000,000.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Percentage Share of the total LC Exposure at such time.
“Lender” shall mean each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06. Unless the context requires otherwise, the term “Lender” shall include the Swingline Lender and the Issuing Bank.
“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Letter of Credit Agreements” shall mean the written agreements with the Issuing Bank executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Bank.
“Letters of Credit” shall mean the letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.
“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law,

statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, each Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.
“Loan Party” shall mean the General Partner, the Borrower, each other Restricted Subsidiary and the Parent MLP. For the avoidance of doubt, the parties hereto acknowledge and agree that the Parent MLP GP is not a Loan Party.
“Loans” shall mean the Revolving Loans and the Swingline Loans.
“Majority Lenders” shall mean, at any time while no Loans are outstanding, Revolving Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while Loans or Letters of Credit are outstanding, Revolving Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Revolving Loans or participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.06(c)).
“Management Production Forecast and Report” shall mean a report prepared by the Borrower in good faith based upon assumptions believed by the Borrower to be reasonable at the time, in form and substance reasonably satisfactory to the Administrative Agent (a) forecasting for the following 48 months projected monthly crude oil, natural gas and natural gas liquids production volumes, identified separately, from the Loan Parties’ Oil and Gas Properties for such period, and (b) reporting actual monthly crude oil, natural gas and, if available, natural gas liquids production volumes (adjusted for accounting accruals utilizing substantially the same methodology as that utilized in preparing the Parent MLP’s financial statements delivered pursuant to Sections 8.01(a) and 8.01(b)), identified separately, from the Loan Parties’ Oil and Gas Properties for the prior 12 months as adjusted, at the election of the Borrower, on a pro forma basis to account for Oil and Gas Properties acquired during such 12-month period.
“Material Adverse Effect” shall mean any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or affairs of the Loan Parties taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, (b) the ability of the Loan Parties taken as a whole to carry out their business as at the Closing Date or meet their obligations under the Loan Documents on a timely basis, in each case, exclusive of changes resulting solely from changes in the price of Hydrocarbons or (c) the rights and remedies of the Lenders under the Loan Documents.
“Maximum Credit Amount” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be reduced or terminated pursuant to Section 2.03(b) or modified from time to time to reflect any assignments permitted by Section 12.06(b).
“Minimum Collateral Value” shall mean (i) prior to the issuance or incurrence of any Permitted Senior Debt pursuant to Section 9.02(j), an amount equal to the then effective

Borrowing Base and (ii) immediately prior to the issuance or incurrence of any such Permitted Senior Debt and at all times thereafter, an amount equal to 75% of the total PV9% value of all of Borrower’s and the Restricted Subsidiaries’ proved reserves, in each case based upon the Administrative Agent’s then current commodity price projections and assumptions.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successors thereto that is a nationally recognized rating agency.
“Mortgaged Property” shall mean the Oil and Gas Properties owned by the Borrower or any Guarantor and which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.
“New Borrowing Base Notice” shall have the meaning assigned such term in Section 2.08(d).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” shall mean the Revolving Notes and the Swingline Note.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” shall mean the Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document including any interest, additions to tax or penalties applicable thereto.
“Parent MLP” shall have the meaning assigned such term in the introductory paragraph.
“Parent MLP GP” shall mean the general partner of the Parent MLP, which as of the Closing Date is Black Stone Minerals GP, L.L.C., a Delaware limited liability company.
“Parent MLP LPA” shall mean that certain First Amended and Restated Agreement of Limited Partnership Agreement, dated as of May 6, 2015, as amended by Amendment No. 1 thereto, effective as of May 6, 2015, and by Amendment No. 2 thereto, effective November 28, 2017, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Partners” shall mean the Parent MLP GP and the limited partners and other equity holders of the Parent MLP.
“Payment Recipient” shall have the meaning assigned such term in Section 11.12(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.
“Percentage Share” shall mean, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).
“Periodic Term SOFR Determination Day” shall have the meaning assigned such term in clause (a) of the definition of Term SOFR.
“Permitted Senior Debt” means unsecured Debt of the Parent MLP or the Borrower issued or incurred after the Closing Date so long as, in each case: (a) no Default or Event of Default has occurred and is continuing at the time of such issuance or incurrence or would immediately result from such issuance or incurrence; (b) such Debt does not mature or require any scheduled principal payments of the principal amount thereof (other than customary mandatory offers to purchase upon a change of control, and customary acceleration rights after an event of default) prior to the date that is not less than 91 days after the Termination Date as of such issuance or incurrence; (c) no Permitted Senior Debt Document governing such Debt contains (i) maintenance financial covenants or (ii) covenants or events of default, that, taken as a whole, are materially more restrictive on the Parent MLP or any of the Restricted Subsidiaries than those contained in this Agreement; (d) after giving effect to the issuance or incurrence of such Debt on a pro forma basis, the Parent MLP shall be in compliance with all covenants set forth in Section 9.01 as of the last day of the applicable period covered by the certificate most recently delivered pursuant to Section 8.01(f) (for purposes of Section 9.01, as if such Debt, and all Permitted Subordinate Debt and other Permitted Senior Debt issued or incurred since the first day of such applicable period, had been issued or incurred on the first day of such applicable period).
“Permitted Senior Debt Documents” means, collectively, notes, all guarantees of any such notes, the indentures for each series or issue of any such notes and all other agreements, documents or instruments executed and delivered by any Group Member in connection with, or pursuant to, the issuance of Permitted Senior Debt, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in compliance with the terms of this Agreement.
“Permitted Subordinate Debt” means subordinated unsecured Debt of the Parent MLP or the Borrower issued or incurred after the Closing Date so long as, in each case: (a) the Permitted Subordinate Debt Documents governing such Debt shall expressly provide that (i) such Debt is expressly subordinated to the Indebtedness as required by clause (f) of this definition and (ii) such subordination shall continue to be in force and effect notwithstanding any termination or release of any Liens securing the Indebtedness or the unenforceability of any Liens securing the Indebtedness; (b) such Debt bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by Borrower); (c) such Debt does not mature or require any scheduled principal payments of the principal amount thereof (other than customary mandatory offers to purchase upon a change of control, and customary acceleration rights after an event of default) prior to the date that is no less than 5 years and 6 months from the date such Debt is issued or incurred; (d) no Permitted Subordinate Debt Document governing such Debt contains (i) maintenance financial covenants or (ii) covenants or events of default, that, taken as a whole, are more materially restrictive on the Parent MLP or any of the Restricted Subsidiaries than those contained in this Agreement; (e) after giving effect to the issuance or incurrence of such Debt on a pro forma basis, the Parent MLP shall be in compliance with all covenants set forth in Section 9.01 as of the last day of the applicable period covered by the certificate most recently delivered pursuant to Section 8.01(f) (for purposes of Section 9.01, as if such Debt, and all Permitted Senior Debt and other Permitted Subordinate Debt issued or incurred since the first day of such applicable period, had been issued or incurred on the first day of such applicable period); and (f) the Permitted Subordinate Debt Documents governing such Debt provide that, (i) during the continuation of an Event of Default (other than pursuant to Section 10.01(a) and other than which has resulted in acceleration pursuant to Section 10.02), the Majority Lenders may prohibit the Borrower from making any payments on such Debt for a period of 179 days after delivery of notice by Administrative Agent electing to block such payments, provided that Majority Lenders may not institute such blockage period more than once every 360 days, and (ii) no payments on such Debt nor repurchase, redemption, retirement or defeasement of such Debt will be permitted if (A) any Indebtedness is outstanding when due or (B) the Loans have been accelerated pursuant to Section 10.02.
“Permitted Subordinate Debt Documents” means, collectively, subordinated notes, all guarantees of any such notes, the indentures for each series or issue of any such notes and all other agreements, documents or instruments executed and delivered by any Group Member in connection with, or pursuant to, the issuance of Permitted Subordinate Debt, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in compliance with the terms of this Agreement.
“Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or which is intended to be qualified under Section 401(a) of the Code, excluding any such Plan which is a Multiemployer Plan, and which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate or (b) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower or an ERISA Affiliate.
“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable under this Agreement or any other Loan Document which is not paid when due, a rate per annum equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate.
“Preferred Stock” shall mean the 26,426 Series A Preferred Units of the Parent MLP outstanding as of the Closing Date issued by the Parent MLP on May 6, 2015 in connection with its initial public offering of common units.
“Prime Rate” shall mean the rate of interest from time to time announced publicly by the Administrative Agent at the Principal Office as its prime commercial lending rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Principal Office” shall mean the principal office of the Administrative Agent, presently located at 1000 Louisiana Street, 9th Floor, Houston, Texas 77002 or such other location as designated by the Administrative Agent from time to time.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proposed Borrowing Base” shall have the meaning assigned such term in Section 2.08(c)(i).
“Proposed Borrowing Base Notice” shall have the meaning assigned such term in Section 2.08(c)(ii).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Hedging Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Hedging Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.
“Quarterly Date” shall mean the last day of each March, June, September and December, in each year provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.
“Recipient” means (a) the Administrative Agent, (b) any Lender (c) any Issuing Bank or (d) any other recipient of a payment under a Loan Document, as applicable.

“Redeem” and “Redemption” shall mean, with respect to any Debt, the repurchase, redemption, prepayment, repayment, refinancing, defeasance or any other acquisition or retirement for value of such Debt.
“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.08(d).
“Register” shall have the meaning assigned such term in Section 12.06(g).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.
“Regulatory Change” shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption, making or implementation after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation, implementation or administration thereof. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof, and (ii) all requests, rules, regulations, guidelines, interpretations, requirements, interpretations and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall, in each case, be deemed to be a Regulatory Change, regardless of the date enacted, adopted, issued or implemented.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Rate” shall have the meaning assigned such term in Section 5.06.
“Required Lenders” shall mean, at any time while no Loans or Letters of Credit are outstanding, Revolving Lenders having not less than sixty-six and two-thirds percent (66.67%) of the Aggregate Maximum Credit Amounts; and at any time while Loans or Letters of Credit are outstanding, Revolving Lenders holding not less than sixty-six and two-thirds percent (66.67%) of the outstanding aggregate principal amount of the Revolving Loans or participation interests in such Letters of Credit and Swingline Loans (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.06(c)).
“Required Payment” shall have the meaning assigned such term in Section 4.04.
“Reserve Report” shall mean a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the Administrative Agent’s pricing assumptions at the time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean (i) as to the Borrower, a Responsible Officer of the General Partner with respect to the General Partner’s capacity as the general partner of the Borrower and (ii) as to the Parent MLP, a Responsible Officer of the Parent MLP GP with respect to the Parent MLP GP’s capacity as the general partner of the Parent MLP.
“Restricted Subsidiary” shall mean the General Partner, the Borrower and each other Subsidiary of the Parent MLP that is not an Unrestricted Subsidiary.
“Revolving Base Rate Loan” shall mean any Revolving Loan consisting of Base Rate Loans.
“Revolving Borrowing” shall have the meaning assigned such term in Section 2.02(a).
“Revolving Commitment” shall mean, for any Revolving Lender, its obligation to make Revolving Loans and participate in the issuance of Letters of Credit as provided in Section 2.01(b) and Swingline Loans as provided in Section 2.01(d), up to the least of (a) such Revolving Lender’s Maximum Credit Amount, (b) such Revolving Lender’s Elected Revolving Commitment or (c) such Revolving Lender’s Percentage Share of the then effective Borrowing Base.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Credit Period” shall mean, the period from the Closing Date to and ending on the Termination Date.
“Revolving Lender” shall mean any Lender that has a Revolving Commitment at such time or, after termination of the Revolving Commitments, any Lender that is a holder of a Revolving Loan and/or participations in Letters of Credit and/or Swingline Loans, and “Revolving Lenders” shall mean all Revolving Lenders.
“Revolving Loan” shall mean any loan made by any Revolving Lender pursuant to Section 2.01(a).
“Revolving Notes” shall mean the promissory notes of the Borrower described in Section 2.06 and being substantially in the form of Exhibit A-1 hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Revolving SOFR Loan” shall mean any Revolving Loan consisting of SOFR Loans.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Scheduled Redetermination” shall have the meaning assigned such term in Section 2.08(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.08(d).
“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.
“Securities Account” shall have the meaning set forth in Article 8 of the UCC.
“Security Instruments” shall mean the Guarantee Agreement, the Account Control Agreements, the mortgages, deeds of trust and other agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (including Hedging Agreements with the Hedge Lenders, but excluding participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, supplemented or restated from time to time.
“Series B Change of Control Cash Redemption Election” shall mean a notice issued in connection with a Series B Change of Control by a holder of Series B Preferred Stock to Parent MLP pursuant to paragraph 11(b) of Annex B of the Parent MLP LPA electing to require Parent MLP to redeem such holder’s Series B Preferred Stock for cash pursuant to paragraph 11(b)(iv) of such Annex B of the Parent MLP LPA.
“Series B Change of Control” shall have the meaning assigned such term in the Parent MLP LPA.
“Series B Change of Control Notice” shall mean a notice issued by Parent MLP to the holders of Series B Preferred Stock pursuant to paragraph 11(b) of Annex B of the Parent MLP LPA) of a Series B Change of Control.
“Series B Preferred Stock” shall mean (i) (x) $300,000,000 of Parent MLP’s Series B Cumulative Convertible Preferred Units (as defined in the Parent MLP LPA) issued pursuant to Amendment No. 2 to the Parent MLP LPA and (y) any Series B PIK Units (as defined in the Parent MLP LPA) issued in connection with the same and (ii) (x) up to $200,000,000 of Series B Parity Securities (as defined in the Parent MLP LPA) and (y) any equity interests of the same type as the Series B Parity Securities issued as “payment-in-kind” with respect to such Series B Parity Securities.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “Adjusted Term SOFR”.
“Subsidiary” shall mean (a) any Person of which at least a majority of the outstanding shares of stock or other voting interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent MLP or one or more of its Subsidiaries, and (b) any partnership of which the Parent MLP or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent MLP. Notwithstanding the foregoing, the following entities shall not constitute a “Subsidiary” under this definition:
BSAP II GP, L.L.C.
O’Connell Partners, L.P.
O’Connell Holdings, L.L.C.
“Swingline Borrowing” shall have the meaning assigned such term in Section 2.02(h).
“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans as provided in Section 2.01(d) up to the Swingline Sublimit. The Swingline Commitment is part of, and not in addition to, the Revolving Commitments.
“Swingline Exposure” means, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall be its Percentage Share of the total Swingline Exposure at such time.
“Swingline Lender” shall have the meaning assigned such term in the introductory paragraph.
“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.01(d).
“Swingline Note” shall mean the swingline promissory note of the Borrower described in Section 2.06 and being substantially in the form of Exhibit A-2 hereto, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“Swingline Sublimit” shall mean the lesser of (a) $35,000,000 and (b) the Borrowing Base then in effect. The Swingline Sublimit is part of, not in addition to, the Revolving Commitments.
“Synthetic Leases” shall mean, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 85% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” shall mean, unless the Commitments are sooner terminated pursuant to Section 2.03(b) or Section 10.02, the fifth anniversary of the Closing Date.
“Term SOFR” means,
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term

SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Debt” shall mean, at any date, all Debt of the Parent MLP and its Consolidated Subsidiaries on a consolidated basis other than Debt described under clauses (b), (c), (g), (h) and (j) of the definition “Debt.”
“Type” shall have the meaning assigned such term in Section 1.04.
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Texas or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Secured Party’s Lien on any Collateral (as defined in the Security Instruments).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent MLP designated as such on Schedule 7.13 or which the Parent MLP or the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.13.
“Unused Amount” shall mean the Aggregate Elected Revolving Commitment Amount minus the sum of the outstanding Loans, the LC Exposure and the Swingline Exposure.
“Wells Fargo” shall have the meaning assigned such term in the introductory paragraph.
“Wholly-Owned Subsidiary” shall mean, as to the Parent MLP, any Subsidiary of which all of the outstanding shares of capital stock or other equity interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent MLP, a Guarantor (other than the General Partner) or one or more of the Wholly-Owned Subsidiaries or by the Parent MLP and one or more of the Wholly-Owned Subsidiaries.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03.Accounting Terms and Determinations. Unless otherwise indicated, all financial statements of the Parent MLP, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.02 shall be based upon the consolidated accounts of the Parent MLP and its Subsidiaries in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent MLP shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, if any change in GAAP would recharacterize an operating lease as a Capital Lease, or treat a new lease that except for such change would have been characterized as an operating lease, as a Capital Lease, such change shall be disregarded.

Section 1.04.Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loans is a Revolving Loan or a Swingline Loan. The “Type” of a Loan refers to the determination whether a Revolving Loan is a SOFR Loan or a Base Rate Loan. Loans may be identified by both Class and Type.
Section 1.05.Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.08(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.01.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II
Commitments
Section 1.01.Loans and Letters of Credit.
(a)Revolving Loans. Each Lender severally agrees, on the terms of this Agreement, to make revolving loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to but excluding, the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Lender’s Revolving Commitment as then in effect; provided, however, that (x) the aggregate principal amount of all such Revolving Loans by all Lenders hereunder at any one time outstanding together with the LC Exposure and Swingline Exposure shall not exceed the Aggregate Revolving Commitments and (y) after giving pro forma effect to such Revolving Loans, and any application of the proceeds thereof on the date of such Revolving Loans, Parent MLP and its Consolidated Subsidiaries shall not have any Excess Cash. Subject to the terms of this Agreement, during the Revolving Credit Period, the Borrower may borrow, repay and reborrow the amount of the Aggregate Revolving Commitments .
(b)Letters of Credit. During the Revolving Credit Period, each Lender (or its Affiliates) that has agreed to act as an Issuing Bank agrees to extend credit for the account of the Borrower and the Restricted Subsidiaries at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, that the LC Exposure at any one time outstanding shall not exceed the lesser of (i) the LC Commitment or (ii) the Aggregate Revolving Commitments, as then in effect, minus the aggregate principal amount of all Revolving Loans then outstanding and the Swingline Exposure. The Lenders shall participate in such Letters of Credit according to their respective Percentage Share of the Aggregate Maximum Credit Amounts. Each of the Letters of Credit shall (A) be issued by the Issuing Bank, (B) contain such terms and provisions as are reasonably required by the Issuing Bank, (C) be for the account of the Borrower or another Restricted Subsidiary and (D) expire not later than the earlier of eighteen (18) months from the date of issuance, renewal, extension or reissuance or five (5) days prior to the Termination Date.
(c)Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Revolving Loans may be Base Rate Loans or SOFR Loans; provided that, without the prior written consent of the Majority Lenders, no more than eight (8) SOFR Loans may be outstanding at any time to any Lender.
(d)Swingline Loans. During the Revolving Credit Period, the Swingline Lender agrees, on the terms of this Agreement and in reliance upon the agreements of the Revolving Lenders set forth in Section 2.10(d), in the Swingline Lender’s sole discretion, to make Swingline Loans to the Borrower, provided, however, that the Swingline Exposure at any one time outstanding shall not exceed the lesser of (i) the Swingline Sublimit or (ii) the Aggregate Revolving Commitments, as then in effect, minus the aggregate principal amount of all Revolving Loans then outstanding minus the LC Exposure and the Swingline Exposure; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Lenders shall participate in such Swingline Loans according to their respective Percentage Share of the Aggregate Maximum Credit Amounts as provided in Section 2.10(d). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans.
Section 1.01.Borrowings, Continuations and Conversions, Letters of Credit.
(e)Revolving Borrowings. The Borrower shall give the Administrative Agent (which shall promptly notify the Revolving Lenders) advance notice as hereinafter provided of each Borrowing of Revolving Loans hereunder (each such Borrowing, a “Revolving Borrowing”), which shall specify the aggregate amount of such Revolving Borrowing, the Type and the date (which shall be a Business Day) of the Revolving Loans to be borrowed and amount of Excess Cash, if any (after giving pro forma effect to such Revolving Borrowing and any application of the proceeds thereof on the date of such Revolving Borrowing), and, in the case of Revolving SOFR Loans, the duration of the Interest Period therefor.
(f)Minimum Amounts. All Borrowings of Revolving Base Rate Loans shall be in amounts of at least $500,000 or the remaining balance of the Aggregate Revolving

Commitments, if less, or any whole multiple of $100,000 in excess thereof, and all Borrowings of Revolving SOFR Loans shall be in amounts of at least $2,500,000 or any whole multiple of $500,000 in excess thereof.
(g)Notices. All Revolving Borrowings, continuations and conversions shall require advance written notice to the Administrative Agent (which shall promptly notify the Revolving Lenders) in the form of Exhibit B-1 hereto (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent (i) not later than 11:00 a.m. Houston, Texas time on the date of each Revolving Borrowing of Base Rate Loans, (ii) solely with respect to a Revolving Borrowing of SOFR Loans on the Closing Date, not later than 12:00 p.m. Houston, Texas time one Business Day prior to the date of such Revolving Borrowing of SOFR Loans, and (iii) not later than 12:00 p.m. Houston, Texas time three Business Days prior to the date of each Revolving Borrowing of SOFR Loans (other than any Revolving Borrowing of SOFR Loans pursuant to the foregoing clause (ii)), continuation or conversion. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.
(h)Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any Revolving SOFR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Revolving Lenders) of such election, specifying the amount of such Revolving SOFR Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such Revolving SOFR Loan to a Revolving Base Rate Loan pursuant to Section 2.02(e). All or any part of any Revolving SOFR Loan may be continued as provided herein; provided that (i) any continuation of any such Revolving SOFR Loan (or any part thereof) shall be in amounts of at least $2,500,000 or any whole multiple of $500,000 in excess thereof and (ii) no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each Revolving SOFR Loan shall be converted to a Revolving Base Rate Loan on the last day of the Interest Period applicable thereto.
(i)Conversion Options. The Borrower may elect to convert all or any part of any Revolving SOFR Loan on the last day of the then current Interest Period relating thereto to a Revolving Base Rate Loan by giving advance notice as provided in Section 2.02(a) to the Administrative Agent (which shall promptly notify the Revolving Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Revolving Base Rate Loan at any time and from time to time to a Revolving SOFR Loan by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Revolving Lenders) of such election. All or any part of any outstanding Revolving SOFR Loan may be converted as provided herein; provided that (i) any conversion of any Revolving Base Rate Loan into a Revolving SOFR Loan (or any part thereof) shall be in amounts of at least $2,500,000 or any whole multiple of $500,000 in excess thereof and (ii) no Event of Default shall have occurred and be continuing.

(j)Advances. Not later than 1:00 p.m. Houston, Texas time on the date specified for each Revolving Borrowing hereunder, each Revolving Lender shall make available the amount of the Revolving Loan to be made by it on such date to the Administrative Agent, to an account which the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower.
(k)Letters of Credit. The Borrower shall give the Issuing Bank (which shall promptly notify the Lenders of such request) advance notice to be received by the Issuing Bank not later than 11:00 a.m. Houston, Texas time not less than three Business Days prior thereto of each request for the issuance and at least three Business Days prior to the date of the renewal or extension of a Letter of Credit hereunder which request shall specify the amount of such Letter of Credit, the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, the duration thereof, the name and address of the beneficiary thereof, the form of the Letter of Credit and such other information as the Issuing Bank may reasonably request all of which shall be reasonably satisfactory to the Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue such Letter of Credit to the beneficiary thereof.
In conjunction with the issuance of each Letter of Credit, the Borrower shall execute a Letter of Credit Agreement in form and substance reasonably satisfactory to the Issuing Bank. In the event of any conflict or inconsistency between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Bank, the Administrative Agent and the Revolving Lenders hereby agree that the provisions of this Agreement shall govern.
The Issuing Bank will send to the Borrower and each Revolving Lender, upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.
(l)Swingline Borrowings. The Borrower shall give the Administrative Agent and the Swingline Lender advance notice as hereinafter provided of each Borrowing of Swingline Loans hereunder (each such Borrowing, a “Swingline Borrowing”), which shall specify the amount of such Swingline Borrowing and the date (which shall be a Business Day) of the Swingline Loans to be borrowed. All Swingline Borrowings shall be in amounts of at least $500,000 or the remaining balance of Swingline Sublimit, if less, or any whole multiple of $250,000 in excess thereof. All Swingline Borrowings shall require advance written notice to the Administrative Agent and the Swingline Lender in the form of Exhibit B-2 hereto (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent not later than 1:00 p.m. Houston, Texas time on the date of such Swingline Borrowing. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent. Not later than 2:00 p.m. Houston, Texas time on the date specified for each Swingline Borrowing hereunder, the Swingline Lender shall make available the amount of the Swingline Loan to be made by it on such date by depositing the same, in immediately available funds, in an account of the

Borrower, designated by the Borrower. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Percentage Share of such Swingline Loan.
(m)Loans and Borrowings under the Existing Credit Agreement. On the Closing Date (or as soon as practicable with respect to (iii)):
(i)the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.05 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;
(ii)each “Base Rate Loan” and “SOFR Loan” outstanding under the Existing Credit Agreement shall be deemed to be amended and restated with the proceeds of a new Revolving Base Rate Loan or Revolving SOFR Loan, as applicable, and continued as existing Revolving Loans under this Agreement and not as a novation;
(iii)the Administrative Agent shall use reasonable efforts to cause each “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Closing Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or otherwise similarly defaced;
(iv)any letters of credit outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement; and
(v)the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.
It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder.
Section 1.01.Changes of Maximum Credit Amount; Increase and Reduction of Aggregate Elected Revolving Commitment Amount.
(a)Maximum Credit Amounts. The Aggregate Revolving Commitments shall at all times be equal to the least of (i) the Aggregate Maximum Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(b), (ii) the Aggregate Elected Revolving Commitment Amount after adjustments resulting from increases or reductions pursuant to Section 2.03(d), or (iii) the Borrowing Base as determined from time to time.
(b)Voluntary Reduction/Termination. The Borrower shall have the right to terminate in whole or to reduce in part the amount of the Aggregate Maximum Credit Amounts at any time or from time to time upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Revolving Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction shall not be less than $2,500,000 or any whole multiple of $500,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent; provided, however, that the Aggregate Maximum Credit Amounts can never be less than the sum of the outstanding Revolving Loans and the LC Exposure and the Swingline Exposure. Upon any reduction of the Aggregate Maximum Credit Amount that would otherwise result in the Aggregate Maximum Credit Amount being less than the Aggregate Elected Revolving Commitment Amount, the Aggregate Elected Revolving Commitment Amount shall be automatically reduced (ratably among the Revolving Lenders) so that it equals the Aggregate Maximum Credit Amount as so reduced.
(c)Reinstatement. The Aggregate Maximum Credit Amounts once terminated or reduced may not be reinstated.
(d)Increase and Reduction of Aggregate Elected Revolving Commitment Amount.
(i)Subject to the conditions set forth in Section 2.03(d)(ii), the Borrower may, at its election, increase the Aggregate Elected Revolving Commitment Amount then in effect by increasing the Elected Revolving Commitment of one or more existing Revolving Lenders (other than a Defaulting Lender) and/or by causing one or more Persons that are acceptable to the Administrative Agent and that at such time are not Revolving Lenders to become a Revolving Lender (each an “Additional Revolving Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Revolving Lender be the Borrower, an Affiliate of the Borrower or a natural person.
(ii)Any increase in the Aggregate Elected Revolving Commitment Amount shall be subject to the following additional conditions.
(A)such increase shall not be less than $50,000,000 unless (1) the Administrative Agent otherwise consents or (2) prior to giving effect to such increase, the Borrowing Base exceeds the Aggregate Elected Revolving Commitment Amount and after giving effect to such increase, the Aggregate Elected Revolving Commitment Amount will equal the Borrowing Base; provided that no such increase shall be permitted if after giving effect thereto the Aggregate Elected Revolving Commitment Amount exceeds the Borrowing Base then in effect;
(B)following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Revolving Commitment Amount more than once before the next Scheduled Redetermination Date unless the Administrative Agent otherwise consents (it being understood that the Aggregate Elected Revolving Commitment Amount may also be increased on any Scheduled Redetermination Date);
(C)no Default shall have occurred and be continuing on the effective date of such increase;

(D)on the effective date of such increase, no Revolving SOFR Loans shall be outstanding or if any Revolving SOFR Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Revolving SOFR Loans unless the Borrower pays compensation, if any, required by Section 5.05;
(E)no Revolving Lender’s Elected Revolving Commitment may be increased without the consent of such Revolving Lender;
(F)subject to Section 2.03(d)(ix) below, if the Borrower elects to increase the Aggregate Elected Revolving Commitment Amount by increasing the Elected Revolving Commitment of one or more Revolving Lenders, the Borrower and each such Revolving Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit F (an “Elected Revolving Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Revolving Lender and/or the Administrative Agent; and
(G)if the Borrower elects to increase the Aggregate Elected Revolving Commitment Amount by causing one or more Additional Revolving Lenders to become a party to this Agreement, then the Borrower and each such Additional Revolving Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G (an “Additional Revolving Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Revolving Lender which shall be payable by the Borrower to the Administrative Agent unless waived by the Administrative Agent, and the Borrower shall (1) if requested by any Additional Revolving Lender, deliver a Note payable to such Additional Revolving Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, any Additional Revolving Lender and/or the Administrative Agent.
(iii)Subject to acceptance and recording thereof pursuant to Section 2.03(d)(iv), from and after the effective date specified in the Elected Revolving Commitment Increase Certificate or the Additional Revolving Lender Certificate (or if any Revolving SOFR Loans are outstanding, then the last day of the Interest Period in respect of such Revolving SOFR Loans, unless the Borrower has paid compensation, if any, required by Section 5.05): (A) the amount of the Aggregate Elected Revolving Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Revolving Lender Certificate, any Additional Revolving Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Revolving Lender under this Agreement and the other Loan Documents. In addition, the Revolving

Lender or the Additional Revolving Lender, as applicable, shall be deemed to have purchased a pro rata portion of the outstanding Revolving Loans (and participation interests in Letters of Credit and Swingline Loans) of each of the other Revolving Lenders (and such Revolving Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Revolving Lender (including any Additional Revolving Lender, if applicable) shall hold its Percentage Share of the outstanding Revolving Loans (and participation interests in Letters of Credit and Swingline Loans) after giving effect to the increase in the Aggregate Elected Revolving Commitment Amount and the resulting modification of each Revolving Lender’s Maximum Credit Amount pursuant to Section 2.03(d)(v).
(iv)Upon its receipt of a duly completed Elected Revolving Commitment Increase Certificate or an Additional Revolving Lender Certificate, executed by the Borrower and the Revolving Lender or by the Borrower and the Additional Revolving Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.03(d)(ii) and the Administrative Questionnaire referred to in Section 2.03(d)(ii), if applicable, the Administrative Agent shall accept such Elected Revolving Commitment Increase Certificate or Additional Revolving Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.06(g). No increase in the Aggregate Elected Revolving Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.03(d)(iv).
(v)Upon any increase in the Aggregate Elected Revolving Commitment Amount pursuant to this Section 2.03(d), (A) each Revolving Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Revolving Lender’s Percentage Share equals the percentage of the Aggregate Elected Revolving Commitment Amount represented by such Revolving Lender’s Elected Revolving Commitment, in each case after giving effect to such increase, (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Revolving Commitment of each Revolving Lender (including any Additional Revolving Lender) as thereby increased, any changes in the Revolving Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Revolving Lenders’ Percentage Shares, and (C) the Borrower shall execute and deliver new Revolving Notes to the extent required under Section 2.06.
(vi)The Borrower may from time to time reduce the Aggregate Elected Revolving Commitment Amount; provided that (A) each reduction of the Aggregate Elected Revolving Commitment Amount shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 unless the Administrative Agent otherwise consents and (B) the Borrower shall not reduce the Aggregate Elected Revolving Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07(b), the outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure and the Swingline Exposure would exceed the Aggregate Elected Revolving Commitment Amount.
(vii)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Revolving Commitment Amount under Section 2.03(d)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.03(d)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Revolving Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.03(d)(i) or (ix). Each reduction of the Aggregate Elected Revolving Commitment Amount shall be made ratably among the Revolving Lenders in accordance with each Revolving Lender’s Percentage Share.
(viii)Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Revolving Commitment Amount, the Aggregate Elected Revolving Commitment Amount shall be automatically reduced (ratably among the Revolving Lenders in accordance with each Revolving Lender’s Percentage Share) so that it equals such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Revolving Lender’s Elected Revolving Commitment and the Aggregate Elected Revolving Commitment Amount).
(ix)Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Revolving Commitment Amount ratably among the Revolving Lenders and (B) each Revolving Lender has consented to such increase in its Elected Revolving Commitment, then the Aggregate Elected Revolving Commitment Amount shall be increased (ratably among the Revolving Lenders in accordance with each Revolving Lender’s Percentage Share) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.03(d)(ii)(A)) without the requirement that any Revolving Lender deliver an Elected Revolving Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Revolving Lender’s Elected Revolving Commitment and the Aggregate Elected Revolving Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.06(g).
Section 1.02.Fees.
(a)Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee which shall accrue at the applicable Commitment Fee Rate on the daily average amount of the Unused Amount plus the Swingline Exposure. Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Aggregate Maximum Credit Amounts are terminated or the Termination Date.
(b)Letter of Credit Fees.
(vi)The Borrower agrees to pay the Administrative Agent, for the account of each Revolving Lender, a quarterly letter of credit fee in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin then in effect from time to time during such quarter for Revolving SOFR Loans, on such Revolving Lender’s Percentage Share of the daily average aggregate stated amount of such Letters of Credit, payable in arrears on each Quarterly Date and on the later of the Termination Date or the date of termination of the last outstanding Letter of Credit.

(vii)The Borrower agrees to pay the Administrative Agent, for the benefit of the Issuing Bank, with respect to each Letter of Credit a quarterly facing fee in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate stated amount of such Letters of Credit payable in arrears on each Quarterly Date and on the later of the Termination Date or the date of termination of the last outstanding Letter of Credit.
(c)Administrative Agent/Arranger/Lender Fees. The Borrower agrees to pay to the Administrative Agent, the Arrangers and the Revolving Lenders, for each of their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower, the Administrative Agent, the Arrangers and the Revolving Lenders.
Section 1.02.Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or with respect to Swingline Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Revolving Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.
Section 1.03.Notes. The Revolving Loans made by each Revolving Lender shall at the request of such Revolving Lender be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1 hereto, dated (a) the Closing Date, (b) the effective date of an Assignment pursuant to Section 12.06(b) or (c) the effective date that any Revolving Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Revolving Commitment Amount pursuant to Section 2.03(d), in each case, payable to such Revolving Lender in a principal amount equal to its Maximum Credit Amount as in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-2 hereto, dated the Closing Date and payable to the Swingline Lender in a principal amount equal to the Swingline Sublimit. The date, amount, Type, interest rate and, if applicable, Interest Period of each Revolving Loan made by each Revolving Lender, and all payments made on account of the principal thereof, shall be recorded by such Revolving Lender on its books for its Revolving Note. The date, amount and interest rate of each Swingline Loan made by the Swingline Lender, and all payments made on account of the principal thereof, shall be recorded by the Swingline Lender on its books for the Swingline Note. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 1.04.Prepayments.
(d)Voluntary Prepayments. The Borrower may prepay the Revolving Base Rate Loans on any Business Day by giving notice not later than 11:00 a.m. Houston, Texas time on the date of the proposed prepayment to the Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day), the Type of Revolving Loan being prepaid and the amount of the prepayment (which shall be in increments of $100,000 that are not less than $500,000 or the remaining aggregate principal balance outstanding, if less) and shall be irrevocable and effective only upon receipt by the Administrative Agent. The Borrower may prepay Revolving SOFR Loans on the same condition as for Revolving Base Rate Loans; provided that (i) such notice be given no later than 12:00 noon Houston, Texas time three Business Days prior to the proposed date of prepayment, (ii) the amount of such prepayment is in an increment of $500,000 that is not less than $2,500,000 and (iii) such prepayments of Revolving SOFR Loans shall be subject to the terms of Section 5.05. The Borrower may prepay Swingline Loans on any Business Day by giving notice not later than 12:00 p.m. (Noon) Houston, Texas time on the date of the proposed prepayment to the Administrative Agent (which shall promptly notify the Swingline Lender), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be in increments of $250,000 that are not less than $500,000 or the remaining principal balance outstanding, if less) and shall be irrevocable and effective only upon receipt by the Administrative Agent.
(e)Mandatory Prepayments.
(viii)If, after giving effect to (A) any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.03(b) or (B) any termination or reduction of the Aggregate Elected Revolving Commitment Amount, the outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure and the Swingline Exposure exceeds the Aggregate Maximum Credit Amounts or the Aggregate Elected Revolving Commitment Amount, then the Borrower shall (1) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, and (2) if any excess remains after prepaying all of the Loans, pay to the Administrative Agent on behalf of the Revolving Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b).
(ix)Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.08 (other than Section 2.08(e) and (f)), if a Deficiency exists, then the Borrower shall, within thirty (30) days of the effective date of such new Borrowing Base, elect to: (A) prepay the Revolving Loans in an aggregate principal amount equal to such Deficiency, (B) pay such Deficiency in six (6) equal installments, the first such installment being due and payable by the first Business Day after such election has been made and the remaining installments due monthly thereafter until such Deficiency is paid in full, (C) provide and pledge as Mortgaged Properties additional Oil and Gas Properties acceptable to the Administrative Agent and the Lenders in their sole discretion (together with the status of title information with respect thereto) to increase the Borrowing Base by an amount at least equal to such Deficiency, or (D) effect any combination of the foregoing clauses (A), (B) and (C) in amounts necessary to eliminate such Deficiency; provided that all payments required to be made pursuant to this Section 2.07(b)(ii) must be made on or prior to the Termination Date.
(x)Upon any adjustment to the amount of the Borrowing Base in accordance with Section 2.08(e) or (f), Section 8.08 or Section 9.13, if a Deficiency exists, then the Borrower shall: (A) prepay the Revolving Loans in an aggregate principal amount equal to such Deficiency, and (B) if a Deficiency remains after prepaying all of the Revolving Loans and Swingline Loans as a result of an LC Exposure, provide to the Administrative Agent on behalf of the Lenders an amount equal to such Deficiency to be held as cash collateral as provided in Section 2.10(b). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral upon the effectuation of such termination or sale in accordance with Section 2.08(e), removal of Oil and Gas Properties in accordance with Section 8.08 or of such sale made in accordance with Section 9.13; as applicable, provided that all payments required to be made pursuant to this Section 2.07(b)(iii) must be made on or prior to the Termination Date.

(xi)If, at the end of any Excess Cash Test Day, (A) there is any outstanding Revolving Loans or LC Exposure and (B) there is any Excess Cash, then the Borrower shall, on the next Business Day, (1) prepay the Revolving Loans in an aggregate principal amount equal to the lesser of the aggregate outstanding principal amount of all such Revolving Loans and the amount of such Excess Cash, and (2) if after prepaying all of the Revolving Loans there is both LC Exposure and Excess Cash, pay to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of such LC Exposure and the remaining amount of Excess Cash to be held as cash collateral as provided in Section 2.10(b); provided that no such prepayment need be made under this Section 2.07(b)(iv) if the amount thereof would be less than $500,000; provided, further, that all payments required to be made pursuant to this Section 2.07(b)(iv) must be made on or prior to the Termination Date. To the extent that there are funds on deposit in, or credited to, any Deposit Account or other account maintained with the Administrative Agent (or any Affiliate thereof) or any Lender (or any Affiliate thereof) on any date that the Borrower is required to prepay Revolving Loans (and/or cash collateralize LC Exposure, as applicable) pursuant to this Section 2.07(b)(iv), the Borrower hereby irrevocably authorizes and instructs the Administrative Agent or such Lender to apply such funds to the prepayment of Revolving Loans (and/or cash collateralization of LC Exposure, as applicable).
(f)Generally. Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of Revolving SOFR Loans. Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Revolving Commitments.
Section 1.01.Borrowing Base.
(g)Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Scheduled Redetermination Date thereafter, the amount of the Borrowing Base shall be $550,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.08(e), Section 2.08(f), Section 8.08 or Section 9.13.
(h)Scheduled and Interim Redetermination. Subject to Section 2.08(d), the Borrowing Base shall be redetermined (a “Scheduled Redetermination”) on April 1st and October 1st of each year, commencing April 1, 2023. In addition, either the Borrower or the Administrative Agent, at the direction of the Required Lenders, may, once between Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined (a “Wildcard Interim Redetermination”) in accordance with this Section 2.08. Furthermore, Borrower, may elect to cause the Borrowing Base to be redetermined (in addition to any Wildcard Interim Redetermination) between Scheduled Redeterminations (each such redetermination and Wildcard Interim Redetermination, an “Interim Redetermination”) in accordance with this Section 2.08 in connection with an acquisition of Oil and Gas Properties by the Borrower or any other Restricted Subsidiary with proved reserves having a PV9% value (calculated at the time of acquisition) that, when taken together with all other such Oil and Gas Properties acquired by the Borrower or any other Restricted Subsidiary since the most recent Redetermination Date, is in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition.
(i)Scheduled and Interim Redetermination Procedure.
(xii)Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the

Administrative Agent of (A) the applicable Reserve Report and the certificate related thereto in accordance with Section 8.07(c) and (B) the information provided pursuant to Section 8.07(c), the list of Hedging Agreements per Section 8.01(e), and such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent, in good faith, deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time.
(xiii)The Administrative Agent shall notify the Borrower and the Revolving Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.07(a) and (c) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery of such Engineering Report or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.07(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.08(c)(i) and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Report; and
(B)in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
(i)Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Revolving Lenders as provided in this Section 2.08(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.08(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Revolving Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base effective on the date specified in Section 2.08(d). If, however, at the end of such 15-day period, all of the Revolving Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base effective on the date specified in Section 2.08(d).
(j)Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Revolving Lenders or the Required Lenders, as applicable, pursuant to Section 2.08(c)(iii), the Administrative Agent shall notify the Borrower and the Revolving Lenders (the “New Borrowing Base Notice”) of the amount of the redetermined Borrowing Base, and such amount shall become the new Borrowing Base effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Revolving Lenders:
(xiv)in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.07(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following delivery of the New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.07(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of the New Borrowing Base Notice; and
(xv)in the case of an Interim Redetermination, on the Business Day next succeeding delivery of the New Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.08(e), Section 8.08 or Section 9.13, whichever occurs first.
(k)Potential Adjustment of Borrowing Base Upon Termination of Hedging Agreements or Sale of Oil and Gas Properties. If the Borrower or any other Restricted Subsidiary shall, following the most recent Redetermination Date, (i) terminate or create any off-setting positions which has the economic effect of terminating any Hedging Agreements (regardless of how evidenced), upon which the Revolving Lenders relied in determining the Borrowing Base, and which would affect the Borrowing Base (after giving effect to any replacement Hedging Agreements), or (ii) pursuant to Section 9.13(c), sell, assign, farm-out, convey or otherwise transfer any interest in any Oil and Gas Properties, such that the sum of (x) the economic value attributed to such Hedging Agreements plus (y) the PV9% value of such Oil and Gas Properties exceeds, in the aggregate, an amount exceeding 5% of the then current Borrowing Base then, contemporaneous with the consummation of such termination, offset, sale, assignment, farm-out, conveyance or other transfer, the Borrowing Base shall be adjusted by an amount equal to the value, determined by the Administrative Agent and approved by the

Required Lenders, attributed to such Hedging Agreements and/or interests in the most recent Borrowing Base.
(l)Automatic Reduction of Borrowing Base. Simultaneously with the issuance or incurrence by the Borrower of any Permitted Subordinate Debt in accordance with Section 9.02(i) or any Permitted Senior Debt in accordance with Section 9.02(j), the Borrowing Base shall be automatically reduced, without the need for any additional approval by the Administrative Agent or the Revolving Lenders, by an amount equal to twenty-five percent (25%) of the principal amount of such Permitted Subordinate Debt or Permitted Senior Debt, respectively, issued or incurred; provided, however, that, notwithstanding the foregoing, the Borrowing Base shall not be reduced to the extent that the proceeds from the issuance of such Debt are used to substantially concurrently Redeem (or if such Redemption is subject to mandatory notice periods or other required time periods, designated (and actually used) to Redeem) other Debt (other than Indebtedness) of the Loan Parties being Redeemed thereby, provided further, that such other Debt is permitted under Section 9.02. Promptly following any such reduction in the Borrowing Base, Administrative Agent shall notify the Borrower and the Revolving Lenders of the amount of the Borrowing Base as reduced, which Borrowing Base shall remain in effect for all purposes of this Agreement until the next Redetermination Date of the Borrowing Base in accordance with this Section 2.08 or any additional adjustment of the Borrowing Base in accordance with this Section 2.08.
Section 1.03.Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. None of the Issuing Bank (except in the case of willful misconduct or bad faith on the part of the Issuing Bank or any of its employees), its correspondents or any Lender shall be responsible for: the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex or otherwise, whether or not such messages be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Bank’s control or the control of the Issuing Bank’s correspondents. In addition, neither the Issuing Bank, the Administrative Agent nor any Lender shall be responsible for any error, neglect or default of any of the Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, the Administrative Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein, regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to the Borrower.
Section 1.10.Obligation to Reimburse and to Prepay Letters of Credit and Swingline Loans.

(m)If a disbursement by the Issuing Bank is made under any Letter of Credit, the Borrower shall pay to the Administrative Agent within two Business Days after notice of any such disbursement is received by the Borrower, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.10 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by the Borrower and (ii) thereafter, the Post-Default Rate (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount; provided that any disbursement in respect of a Letter of Credit shall be deemed to have been reimbursed to the Issuing Bank by the Borrower with the proceeds of a Borrowing of a Revolving Base Rate Loan from each of the Revolving Lenders based upon their Percentage Share of the amount disbursed if the Borrower was otherwise entitled to borrow funds under Section 6.02, but subject to minimum amounts required under Section 2.02(b). The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank, except where the Borrower or any other Restricted Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct. Nothing herein set forth shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof pursuant to the terms hereunder.

(n)In the event of the occurrence of any Event of Default, a payment or prepayment with respect to the LC Exposure is required under Section 2.07(b) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure (or the excess attributable to the LC Exposure in the case of Section 2.07(b)) shall be deemed to be forthwith due and owing by the Borrower to the Issuing Bank and the Lenders as of the date of any such occurrence, and the Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be held by the Administrative Agent on behalf of the Lenders as cash collateral securing the LC Exposure in an account or accounts at the Principal Office, and the Borrower hereby grants to and by its deposit with the Administrative Agent grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in such cash collateral. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Loan Documents, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.
(o)Each Revolving Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank, through the Administrative Agent, an amount equal to such Revolving Lender’s Percentage Share of the Aggregate Maximum Credit Amounts of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed by the Borrower according to this Section 2.10 or alternatively, to make a Revolving Loan for the account of the Borrower equal to its Percentage Share of the amount disbursed.
(p)The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Base Rate Loan in an amount equal to such Lender’s Percentage Share of the amount of Swingline Loans then outstanding. Such request shall be made in writing and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified in this Agreement for the principal amount of Revolving Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 6.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Percentage Share of the amount specified in such notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender not later than 1:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.10(e), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender. If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with this Section 2.10(d), the request for Revolving Base Rate Loans submitted by the Swingline Lender as set forth in this Section 2.10(d) shall be deemed to be a request by the

Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to this Section 2.10(d) shall be deemed payment in respect of such participation.
(q)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.10(d) by the time specified in such Section, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than any such interest or fees) shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any such amounts owing hereunder shall be conclusive absent manifest error.
(r)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.10 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant this Section 2.10(f) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.
(s)The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to Section 2.01(d) to refinance such Revolving Lender’s Percentage Share of any Swingline Loan, interest in respect of such Percentage Share shall be solely for the account of the Swingline Lender.
Section 1.11.Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
ARTICLE III
Payments of Principal and Interest
Section 1.02.Repayment of Loans. On the Termination Date, the Borrower shall repay the then outstanding aggregate principal on the Notes. Borrower shall repay all Swingline Loans on the earlier of (a) ten (10) days after the Borrowing thereof and (b) the date of any other Borrowing (other than a Swingline Loan).
Section 1.03.Interest.

(a)Interest Rates. The Borrower will pay to the Administrative Agent, for the account of each Revolving Lender, interest on the unpaid principal amount of each Revolving Loan made by such Revolving Lender for the period commencing on the date such Revolving Loan is made to but excluding the date such Revolving Loan shall be paid in full, at the following rates per annum:
(ii)if such a Revolving Loan is a Revolving Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate; and
(iii)if such a Revolving Loan is a Revolving SOFR Loan, for each Interest Period relating thereto, Adjusted Term SOFR for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.
The Borrower will pay to the Swingline Lender interest on the unpaid principal amount of each Swingline Loan for the period commencing on the date such Swingline Loan is made to but excluding the date such Swingline Loan shall be paid in full, at a rate per annum equal to Adjusted Term SOFR applicable to a Revolving Loan with an Interest Period of one month plus the Applicable Margin (as in effect from time to time) applicable to Revolving SOFR Loans.
(b)Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Administrative Agent, for the account of each Lender, interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date such amount was due and payable (after giving effect to any applicable grace periods) until the same is paid in full.
(c)Due Dates. Accrued interest on Revolving Base Rate Loans shall be payable on each Quarterly Date and on the Termination Date, and accrued interest on each Revolving SOFR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Revolving SOFR Loan that is converted into a Revolving Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted) and all accrued and unpaid interest shall be due and payable on the Termination Date. In the event of any repayment or prepayment of any Revolving Loan (other than an optional prepayment of a Revolving Base Rate Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Borrower and the Lenders to which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties hereto.

ARTICLE IV
Payments; Pro Rata Treatment; Computations; Etc.
Section 1.01.Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower or any Guarantor under the Loan Documents shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Borrower from time to time, not later than 1:00 p.m. Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as provided in clause (c) of the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Administrative Agent of any principal of or interest on any borrowing, the Borrower shall notify the Administrative Agent of the Type of Loans to which such payment shall apply. In the absence of such notice, the Administrative Agent may specify the Type of Loans to which such payment shall apply, but, to the extent possible, such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.
Section 1.02.Pro Rata Treatment. Except to the extent otherwise provided herein, each Revolving Lender agrees that: (a) each Revolving Borrowing from the Revolving Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Revolving Lenders pro rata in accordance with their Percentage Share of Revolving Loan being so borrowed, continued or converted, each payment of commitment fee or Letter of Credit (other than the facing fee) fees under Section 2.04(b)(i) shall be made for account of the Revolving Lenders pro rata in accordance with their Percentage Share of the Aggregate Maximum Credit Amounts, and each termination or reduction of the amount of the Aggregate Maximum Credit Amounts under Section 2.03(b) shall be applied to the Maximum Credit Amount of each Revolving Lender, pro rata in accordance with its Percentage Share of the Aggregate Maximum Credit Amounts; (b) each payment of principal of Revolving Loans shall be made for account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amount of the Revolving Loans held by all Revolving Lenders; (c) each payment of interest of Revolving Loans shall be made for account of the Revolving Lenders pro rata in accordance with the amounts of interest due and payable to all of the Revolving Lenders; and (d) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Revolving Lenders, pro rata for the account of the Revolving Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Revolving Lender.
Section 1.03.Computations. Interest on SOFR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.
Section 1.04.Non-receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until but excluding the date the Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.
Section 1.05.Set-off, Sharing of Payments, Etc.
(a)Right of Set-off. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender, Cash Management Lender or Hedge Lender may otherwise have, (i) each Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Guarantor at any of its offices, in Dollars or in any other currency, (ii) each Cash Management Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset amounts due and payable to such Cash Management Lender (or any Affiliate of such Cash Management Lender) under any Cash Management Agreement, and (iii) each Hedge Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset amounts due and payable to such Hedge Lender (or any Affiliate of such Hedge Lender) under any Hedging Agreement, each against any principal of or interest on any of such Loans, Cash Management Agreement, Hedging Agreements or any other amount due and payable to such Lender, Cash Management Lender or Hedge Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s, Cash Management Lender’s or Hedge Lender’s failure to give such notice or to so consult shall not affect the validity thereof.
(b)Sharing. If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit or Swingline Loan) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit or Swingline Loans) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the

Lenders (or reimbursements of Letters of Credit or Swingline Loans). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.
Section 1.06.Taxes.
(a)Payments Free and Clear. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 4.06(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.06) and any penalties, interest and reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any amounts arising as a result of such party’s gross negligence or willful misconduct. A certificate prepared in good faith of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 4.06 and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.
(d)Indemnification by the Lenders and Issuing Banks. Each Lender and Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender or Issuing Bank that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.06(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(e)Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Foreign Lenders and Foreign Issuing Bank.
(i)Any Foreign Lender or Foreign Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any such non-United States documentation (excluding, for the avoidance of doubt, the documentation described in subparagraph (ii) of this section (f)) shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender or Issuing Bank shall update any form or certification previously delivered pursuant to this Section 4.06(f) if it is legally eligible to do so. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender or Issuing Bank, such Lender or Issuing Bank shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)Without limiting the generality of the foregoing, each Lender and Issuing Bank, if it is legally eligible to do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing

Bank becomes a Lender or Issuing Bank under this Agreement, whichever of the following is applicable:
(A)two (2) properly completed and executed IRS Forms W-8BEN, IRS Forms W-8BEN-E or any successor form claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;
(B)two (2) properly completed and executed IRS Forms W-8ECI or any successor form claiming exemption from U.S. federal withholding tax because the applicable income is effectively connected with a U.S. trade or business;
(C)in the case of a Foreign Lender or Foreign Issuing Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) properly completed and executed IRS Forms W-8BEN, IRS Forms W-8BEN-E or applicable successor form;
(D)two (2) properly completed and executed IRS Forms W-8IMY or applicable successor form (together with forms listed under clauses (A) through (C) or (E) hereof, as may be required under this Section 4.06(f));
(E)two (2) properly completed and executed IRS Forms W-9 or any successor form establishing an exemption from withholding; or
(F)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and executed together with any supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
(iii)If a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent and/or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent and/or the Borrower to comply with its obligations under FATCA, to determine that such Recipient has or has not complied with such

Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.06(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 1.02.Disposition of Proceeds; Scope of Security Instrument. The Security Instruments contain an assignment by the Borrower unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or its Subsidiaries’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and the Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Lenders (a) agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries. Furthermore, to the extent any Liens in favor of the Administrative Agent for the benefit of the Lenders on any Oil and Gas Properties pursuant to any Security Instrument extend solely to “Wellbores” (as defined in such Security Instrument), the Administrative Agent agrees that it shall provide to the Borrower and/or such other Persons as may be designated by the Borrower (at the Borrower’s expense), such notices and/or confirmations as may be reasonably requested by the Borrower from time to time with respect thereto or otherwise confirming that the Liens under such Security Instrument extend solely to such “Wellbores”.
Section 1.03.Payments and Deductions to a Defaulting Lender.
(a)If any Revolving Lender becomes a Defaulting Lender then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Revolving Lender to satisfy such Revolving Lender’s unsatisfied obligations hereunder until all such unsatisfied obligations are fully paid in cash.
(b)If a Defaulting Lender (or a Revolving Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Percentage Share, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.08(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Revolving Lender’s respective pro rata share of the Indebtedness. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Revolving Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Revolving Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such revolving Borrowing(s) are paid in full or each Revolving Lender (including each Defaulting Lender) is owed its Percentage Share of all Revolving Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.08(b), all principal will be paid ratably as provided in Section 10.02(d).
(c)Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
(i)Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.04.
(ii)The Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.04); provided that (A) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 12.04 or requiring the consent of each affected Lender with respect to any change to the Termination Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default or Deficiency interest rates) and any increase in such Defaulting Lender’s Revolving Commitment, shall require the consent of such Defaulting Lender and (B) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Revolving Commitment (i.e., the Percentage Share of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender.
(iii)If any LC Exposure or Swingline Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:
(A)all or any part of such LC Exposure or Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentage Shares (for the purposes of such reallocation the Defaulting Lender’s Revolving Commitment shall be disregarded in determining each Non-Defaulting Lender’s Percentage Share) but only to the extent (I) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure and Swingline Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments, (II) the conditions set forth in Section 6.02 are satisfied at such time and (III) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure and Swingline Exposure does not exceed such Non-Defaulting Lender’s Revolving Commitment;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure and Swingline Exposure (after giving effect to any partial reallocation pursuant to clause

(A) above) in accordance with the procedures set forth in Section 2.10(b) for so long as such LC Exposure or Swingline Exposure is outstanding, or if such Defaulting Lender becomes a Non-Defaulting Lender or is replaced, until such LC Exposure and Swingline Exposure is allocated to such Revolving Lender or replacement Revolving Lender, as applicable;
(C)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.08 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(D)if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.08(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Percentage Share; or
(E)if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.08(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.04(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
(g)So long as any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender shall not be required to make any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower (in any combination thereof) in accordance with Section 4.08(c), and participating interests in any such newly issued or increased Letter of Credit or such Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.08(c)(i) (and Defaulting Lenders shall not participate therein).
(h)In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure and Swingline Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date, if necessary such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Percentage Share, and such cash collateral shall be returned to the Borrower.

ARTICLE V
Additional Costs and Capital Adequacy
Section 1.04.Additional Costs.
(a)SOFR Regulations, etc. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining any SOFR Loans or its obligation to make any SOFR Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such SOFR Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such SOFR Loans or subjects any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or any portion of the Aggregate Revolving Commitments or Loans of such Lender; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender’s Revolving Commitment or Loans. Each Lender will notify the Administrative Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional SOFR Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).
(b)Regulatory Change. Without limiting the effect of the provisions of Section 5.01(a), in the event that, by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting such Lender, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Borrower, the obligation of such Lender to make additional SOFR Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).
(c)Capital Adequacy and Liquidity. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital or liquidity in respect of its Revolving Commitment, its Notes, its Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it determines to request such compensation.
(d)Compensation Procedure. Any Lender notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Administrative Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to Section 5.01(c), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding absent manifest error for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within 30 days of the receipt by the Borrower of the notice described in this Section 5.01(d).
Section 1.01.Circumstances Affecting Benchmark Availability. Subject to Section 5.06 below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice.
Section 1.02.Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain SOFR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make SOFR Loans shall be suspended until such time as such Lender may again make and maintain SOFR Loans (in which case the provisions of Section 5.04 shall be applicable).
Section 1.03.Base Rate Loans. If the obligation of any Revolving Lender to make Revolving SOFR Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 (“Affected Loans”), all Affected Loans which would otherwise be made by such Revolving Lender shall be made instead as Revolving Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section 5.03 has occurred and such Revolving Lender so requests by notice to the Borrower, all

Affected Loans of such Revolving Lender then outstanding shall be automatically converted into Revolving Base Rate Loans on the date specified by such Revolving Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Revolving Base Rate Loans, all payments of principal which would otherwise be applied to such Revolving Lender’s Affected Loans shall be applied instead to its Revolving Base Rate Loans.
Section 1.04.Compensation. The Borrower shall pay to each Lender within 30 days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding absent manifest error for all purposes, provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability (other than loss of profit) which such Lender determines are attributable to:
(e)any payment, prepayment or conversion of a SOFR Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.02) on a date other than the last day of the Interest Period for such Loan; or
(f)any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a SOFR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).
Section 1.05.Benchmark Replacement Setting.
(g)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.06(a) will occur prior to the applicable Benchmark Transition Start Date.
(h)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(i)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.06(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.06.
(j)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(k)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
ARTICLE VI
Conditions Precedent
Section 1.01.Closing Date. The obligation of the Lenders to enter into this Agreement and to make Loans and of any Issuing Bank to issue Letters of Credit hereunder is subject to the receipt by the Administrative Agent, the Arrangers and the Lenders of all fees payable pursuant to Section 2.04 on or before the Closing Date or as otherwise agreed to in writing among the Borrower, the Administrative Agent and the Arrangers and the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Administrative Agent in form and substance:
(a)a certificate of the Secretary or an Assistant Secretary of the General Partner of the Borrower and of each Guarantor setting forth (i) resolutions of its board of managers, board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan

Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the General Partner and each Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or each Guarantor, as applicable, is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles, certificate of incorporation, limited partnership agreement and bylaws, as applicable, of the Borrower and each Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(b)certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.
(c)a compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the date of this Agreement;
(d)this Agreement and the Notes, duly completed and executed.
(e)the Guarantee Agreement and the other Security Instruments, including Account Control Agreements and those described on Exhibit D, duly completed and executed in a sufficient number of counterparts for recording, if necessary. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments:
(i)create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (e), (g) and (h) of the definition thereof) on the Oil and Gas Properties evaluated in the most recent Reserve Report having a total PV9% value based upon the Administrative Agent’s commodity price projections and assumptions of not less than the effective Borrowing Base as of the Closing Date; and
(ii)pledge all of the stock or other equity interests owned by the Borrower or any other Restricted Subsidiary, as applicable, of each of its Restricted Subsidiaries.
(i)an opinion of counsel to the Borrower reasonably acceptable to the Administrative Agent.
(j)a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.18.
(k)a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.06 of this Agreement.
(l)the most recent Reserve Report accompanied by a certificate concerning the matters described in Section 8.07(c).
(m)appropriate UCC search certificates reflecting no prior liens or security interests encumbering the Mortgaged Properties for each of Delaware and Texas other than those naming the Administrative Agent as the secured party or Liens permitted by Section 9.03.
(n)Schedule 7.19 setting forth the commodity swap positions of the Borrower.
(o)such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
Section 1.02.Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each Borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower is subject to the further conditions precedent that, as of the date of such Loans or such issuance, renewal, extension or reissuance and after giving effect thereto:
(f)no Default shall have occurred and be continuing;
(g)no Material Adverse Effect shall have occurred;
(h)the representations and warranties made by the Borrower, the Parent MLP and the other Guarantors in Article VII and in the other Loan Documents shall be true in all material respects (unless otherwise qualified as to materiality) on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new Borrowing, except to the extent such representations and warranties are expressly limited to an earlier date;
(i)the making of such Loan or the issuance, renewal, extension or reissuance of any Letter of Credit would not conflict with, or cause any Lender to, exceed any applicable Governmental Requirements;
(j)the receipt by the Administrative Agent of a timely request therefor under Section 2.02; and
(k)at the time of and immediately after giving effect to any Revolving Loans and any application of the proceeds thereof on the date of such requested Borrowing, Parent MLP and its Consolidated Subsidiaries shall not have any Excess Cash.
Each request for a Loan or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence as of both the date of such notice and the date immediately following such Loan or issuance, renewal, extension or reissuance of a Letter of Credit.
Section 1.03.Termination of Agreement. Notwithstanding the foregoing, the obligation of the Administrative Agent and the Lenders to enter into this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.04) on or prior to 5:00 p.m. Houston time on November 11, 2022 (and, in the event such conditions are not so satisfied or waived, the Aggregate Revolving Commitments shall terminate).

ARTICLE VII
Representations and Warranties
The Borrower and the Parent MLP each represents and warrants to the Administrative Agent and the Lenders that each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each Loan and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02:
Section 1.04.Existence. The Borrower is a Delaware limited partnership. The Parent MLP, the Borrower and each other Restricted Subsidiary: (a) is duly organized or formed, legally existing and in good standing, if applicable, under the laws of the jurisdiction of its formation, except where failure to so exist or remain in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where failure to have such power could not reasonably be expected to have a Material Adverse Effect and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.
Section 1.05.Financial Condition.
(l)The (i) audited consolidated balance sheet of the Parent MLP and its Consolidated Subsidiaries as of December 31, 2021 and the related consolidated statement of income, partners’ capital and cash flow of the Parent MLP and its Consolidated Subsidiaries for the fiscal years ended on said date, with the opinion thereon of Ernst & Young LLP and (ii) consolidated balance sheet of the Parent MLP and its Consolidated Subsidiaries as of June 30, 2022 and the related consolidated statement of income, partners’ capital and cash flow of the Parent MLP and its Consolidated Subsidiaries for the fiscal quarter ended on said date, heretofore furnished to each of the Lenders are complete and correct and fairly present in all material respects the consolidated financial position of the Parent MLP and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year or fiscal quarter ending on said dates, all in accordance with GAAP, as applied on a consistent basis.
(m)Neither the Parent MLP nor any Subsidiary has on the Closing Date any material Debt (including Disqualified Capital Stock), contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements. Since the date of the Financial Statements, (i) there has been no material adverse change in or affecting the business, assets, operations or financial condition of the Parent MLP and its Subsidiaries, taken as a whole (exclusive of changes resulting solely from changes in the price of Hydrocarbons), and (ii) the business of the Parent MLP, the Borrower and the other Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.
Section 1.06.Litigation. Except as set forth on Schedule 7.03, at the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting any Group Member which involves the possibility of any judgment or liability against such Group Member not fully covered by insurance (except for normal deductibles) and which if adversely determined could reasonably be expected to have a Material Adverse Effect.

Section 1.07.No Breach. Neither the execution and delivery of the Loan Documents nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of any Loan Party, any Governmental Requirement or any material agreement or instrument to which a Loan Party is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of any Loan Party pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.
Section 1.08.Authority; Enforceability. Each Loan Party has all necessary power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on its part, and the Loan Documents constitute the legal, valid and binding obligations of each Loan Party party thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.
Section 1.09.Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any third Person are necessary for the execution, delivery or performance by any Loan Party of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.
Section 1.010.Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations, for acquisitions of Oil and Gas Properties, and for general corporate purposes. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violation the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 1.011.ERISA. Except where the taking of such action (or where the failure to take such action, as applicable) could reasonably be expected to have a Material Adverse Effect:
(p)the Borrower, the Parent MLP and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan;
(q)each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code;
(r)no act, omission or transaction has occurred with respect to any Plan which could result in imposition on the Parent MLP, the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA;
(s)no Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated in the last six years. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent MLP, the

Borrower or any ERISA Affiliate has been or is expected by the Parent MLP, the Borrower or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred;
(t)full payment when due has been made of all amounts which the Parent MLP, the Borrower or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan;
(u)the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Parent MLP’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $100,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;
(v)neither the Parent MLP, nor the Borrower nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, that may not be terminated by the Parent MLP, the Borrower or any ERISA Affiliate in its sole discretion at any time without any material liability;
(w)none of the Parent MLP or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan; and
(x)none of the Parent MLP, the Borrower or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
Section 1.012.Taxes. Each of the Borrower, the Parent MLP and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Parent MLP or any Subsidiary, except any such taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower, the Parent MLP and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Parent MLP, adequate. No tax lien has been filed and, to the knowledge of the Borrower and the Parent MLP, no claim is being asserted with respect to any such tax or other such governmental charge.
Section 1.10.Titles, Etc.
(a)Each of the Parent MLP, the Borrower and the other Restricted Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to its other material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the other Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such other Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such other Restricted Subsidiary’s net revenue interest in such Property.
(b)All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Loan Parties, taken as a whole.
(c)The rights, Properties and other assets presently owned, leased or licensed by the Loan Parties including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit them to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.
(d)All of the assets and Properties of the Parent MLP, the Borrower and the other Restricted Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.
Section 1.1.No Material Misstatements. No written information, statement, exhibit, certificate, document or report (other than projections, forward looking information and information of a general economic or industry specific nature) furnished to the Administrative Agent and the Lenders (or any of them) by the Parent MLP, the Borrower, any other Restricted Subsidiary or any of their Affiliates in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Parent MLP, the Borrower and the other Restricted Subsidiaries taken as a whole. All financial projections concerning the Loan Parties furnished to the Administrative Agent and the Lenders (or any of them) by any Loan Party in connection with the negotiation or this Agreement have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time made, it being understood that actual results may vary materially from such projections. There is no fact peculiar to the Parent MLP, the Borrower or any other Restricted Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Borrower or the Parent MLP can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of the Parent MLP, the Borrower or any other Restricted Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Reserve Report is necessarily based upon professional opinions, estimates and projections and that neither Borrower nor the Parent MLP warrants that such opinions, estimates and projections will ultimately prove to have been accurate. No representation or warranty is made with respect to any Hydrocarbon Interest to which no proved oil or gas reserves are properly attributed.
Section 1.2.Investment Company Act. Neither the Borrower, nor the Parent MLP nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 1.3.Subsidiaries. As of the Closing Date, the Borrower and the Parent MLP have no Subsidiaries other than those listed in Schedule 7.13, as supplemented from time to time by the Borrower by written notice to the Administrative Agent. Schedule 7.13, as supplemented from time to time by the Parent MLP or the Borrower by written notice to the Administrative Agent identifies each Subsidiary as either Restricted or Unrestricted or Foreign and its state or country of organization. The Borrower and the Parent MLP have no Subsidiaries that are not Guarantors except as permitted by Section 8.09(b).
Section 1.4.Material Personal Property. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any other Restricted Subsidiary that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any other Restricted Subsidiary in a manner consistent with the Borrower’s or such other Restricted Subsidiary’s past practices (other than those the failure of which to maintain in accordance with this Section 7.14 could not reasonably be expect to have a Material Adverse Effect).
Section 1.5.Defaults. No Loan Party is in default and no event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which a Loan Party is a party or by which the Parent MLP, the Borrower or any other Restricted Subsidiary is bound which default could reasonably be expected to have a Material Adverse Effect. No Default hereunder has occurred and is continuing.
Section 1.6.Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):
(e)neither any Property of the Borrower, the Parent MLP, or any Subsidiary, nor the operations conducted thereon, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;
(f)no Property of the Borrower, the Parent MLP or any Subsidiary, nor the operations currently conducted thereon or, to the knowledge of the Borrower and the Parent MLP, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;
(g)all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower, the Parent MLP and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower, the Parent MLP and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
(h)all hazardous substances, solid waste and oil and gas exploration and production wastes, if any, generated at any and all Property of the Parent MLP or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower and the Parent MLP, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
(i)the Borrower and the Parent MLP have taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Parent MLP or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;
(j)to the extent applicable, all Property of the Borrower, the Parent MLP and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower and the Parent MLP do not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and
(k)neither the Borrower, nor the Parent MLP nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.
Section 1.11.Compliance with the Law; Maintenance of Properties. No Loan Party has violated any applicable Governmental Requirement binding upon it or its Properties or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).
Section 1.12.Insurance. The Parent MLP and the Borrower have, and have caused all of the other Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent MLP, the Borrower and the other Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies that are maintained by the Parent MLP and/or the Borrower and/or any other Restricted Subsidiary.
Section 1.13.Hedging Agreements. Schedule 7.19 sets forth, as of the Closing Date, and after the Closing Date, each report required to be delivered by the Borrower and/or the Parent MLP pursuant to Section 8.01(e), a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each other Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
Section 1.14.Restriction on Liens. Neither the Parent MLP, nor the Borrower nor any of the other Restricted Subsidiaries is a party to any material agreement or arrangement (other than instruments creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their respective assets or Properties to secure the Indebtedness and the Loan Documents.
Section 1.15.Intellectual Property. The Parent MLP, the Borrower and the other Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 1.16.Gas Imbalances. As of the Closing Date, except as set forth on Schedule 7.22 or on the most recent certificate delivered pursuant to Section 8.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties which would require the delivery of Hydrocarbons produced from the Oil and Gas Properties at some future time without the Borrower or another Restricted Subsidiary then or thereafter receiving full payment therefor exceeding $1,000,000 in the aggregate.
Section 1.17.Marketing of Production. As of the Closing Date, except for contracts listed on Schedule 7.23 (with respect to all of which contracts the Borrower represents that it or the other Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), as of the Closing Date, there exist no material agreements which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or the other Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the Closing Date.
Section 1.18.Solvency. After giving effect to the transactions contemplated hereby and each Borrowing made hereunder, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower, the Parent MLP and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower, the Parent MLP and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower, the

Parent MLP and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower, the Parent MLP and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower, the Parent MLP and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section 1.19.Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Black Stone Minerals Company, L.P.; and the organizational identification number of the Borrower in its jurisdiction of organization is 2933632. The Borrower’s principal place of business and chief executive offices are located at the address specified on the appropriate signature page hereof (or as set forth in a notice delivered pursuant to Section 8.01(l)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.13 (or as set forth in a notice delivered pursuant to Section 8.01(l)).
Section 1.20.Foreign Corrupt Practices. Neither the Borrower, nor the Parent MLP nor any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA; and, the Borrower, the Parent MLP and its Subsidiaries have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 1.21.OFAC. Neither the Borrower, nor the Parent MLP nor any of its Subsidiaries is currently subject to any material United States sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to the Parent MLP, any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.
Section 1.22.EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VIII
Affirmative Covenants
The Borrower and the Parent MLP covenant and agree that, so long as any of the Aggregate Revolving Commitments is in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents:
Section 1.06.Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent (and, with respect to the financial statements delivered pursuant to Sections 8.01(a) and (b), with sufficient copies of each for the Lenders):
(a)Annual Financial Statements. As soon as available and in any event within 95 days after the end of each fiscal year of the Parent MLP, the audited consolidated balance sheets, statements of income, partners’ capital, and cash flow of the Parent MLP and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Parent MLP and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, together with separate unaudited consolidated statements for the Parent MLP and the Restricted Subsidiaries, and accompanied by the related opinion of Ernst & Young, LLP or any other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent MLP and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception (other than with respect to or resulting from (i) one or more debt maturities occurring within 12 months of such audit or (ii) an anticipated breach of one or more financial covenants), and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.
(b)Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Parent MLP, consolidated balance sheets, statements of income, partners’ capital, and cash flow of the Parent MLP and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, together with separate consolidated statements for the Parent MLP and the Restricted Subsidiaries, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent MLP and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).
(c)Notice of Default, Etc. Promptly after the Borrower or the Parent MLP knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower or the Parent MLP proposes to take with respect thereto.
(d)Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the General Partner, the Borrower, the Parent MLP or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower, the Parent MLP or any Subsidiary, and a copy of any response by the Borrower, the Parent MLP or any such Subsidiary of the Borrower, or the Board of Directors of the Borrower, the Parent MLP or any such Subsidiary of the Borrower or the Parent MLP, to such letter or report.
(e)Hedging Agreements. Together with the delivery of the financial information to be supplied under Sections 8.01(a) and (b), a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(f)Compliance Certificates. At the time it furnishes each set of financial statements under Sections 8.01(a) and (b) above, a certificate substantially in the form of Exhibit C hereto executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower and the Parent MLP are in compliance with Section 9.01 and Section 8.09(b) as of the end of the respective fiscal quarter or fiscal year.
(g)Notice of Sales. In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of (i) any Oil or Gas Properties in accordance with this Agreement (but only if such transaction involves the disposition of Oil and Gas Properties included in the most recently delivered Reserve Report for a value in excess of $10,000,000) or (ii) any Properties in accordance with this Agreement (but only if such transaction involves the disposition of Properties for an aggregate value in excess of $10,000,000), prior written notice of such disposition, the price thereof and the anticipated date of closing.
(h)Lists of Purchasers. Promptly following the written request from the Administrative Agent thereof, a list of all Persons disbursing proceeds to the Borrower or any Restricted Subsidiary from its Oil and Gas Properties.
(i)Series B Preferred Stock. (i) contemporaneous with the issuance thereof by Parent MLP (and in any event not less than ten (10) Business Days prior to any Series B Change of Control), any Series B Change of Control Notice and (ii) promptly upon receipt thereof by Parent MLP, a copy of any Series B Change of Control Cash Redemption Election.
(j)Reserved.
(k)Other Matters. From time to time, such other information regarding the business, affairs or financial condition of the Borrower, the Parent MLP or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent (at the request of any Lender) may reasonably request.
(l)Information Regarding Borrower, the Parent MLP and Guarantors. Prompt written notice (and in any event within thirty (30) days upon becoming aware thereof) of any change (i) in the Borrower, the Parent MLP’s or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower, the Parent MLP or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower, the Parent MLP or any Guarantor’s identity or corporate structure or the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower, the Parent MLP or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower, the Parent MLP or any Guarantor’s federal taxpayer identification number.
(m)Amendments to Partnership Agreements. The Borrower and the Parent MLP shall deliver to the Administrative Agent, within a reasonable period after the effectiveness thereof, each amendment to the limited partnership agreements of the Borrower and the Parent MLP.
(n)Incurrence or Issuance of Permitted Subordinate Debt or Permitted Senior Debt. The Borrower will provide notice to the Administrative Agent five (5) Business Days prior to the incurrence or issuance of Permitted Subordinate Debt or Permitted Senior Debt.
(o)Permitted Subordinate Debt Documents; Permitted Senior Debt Documents. Borrower will promptly upon the issuance or incurrence of any Permitted Subordinate Debt or Permitted Senior Debt provide to Administrative Agent a true, correct and complete copy of all material Permitted Subordinate Debt Documents or Permitted Senior Debt Documents, as applicable, executed and delivered in connection with, governing and/or evidencing such Permitted Subordinate Debt or Permitted Senior Debt, as applicable.
Section 1.05.Litigation. The Borrower and the Parent MLP shall promptly give to the Administrative Agent notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority filed against any Group Member, except proceedings which could not reasonably be expected to result in liability not fully covered by insurance, subject to normal deductibles, in excess of $10,000,000 (whether individually or in the aggregate).
Section 1.06.Maintenance, Compliance with Laws, Taxes, Inspections, Insurance, Etc.
(p)The Borrower and the Parent MLP shall, and shall cause each Restricted Subsidiary to: (i) except as permitted in Sections 9.12 or 9.13, preserve and maintain its existence and all of its material rights, privileges and franchises and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; (ii) keep books of record and account in accordance with GAAP; (iii) comply with all Governmental Requirements if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect; (iv) pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; (v) upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and (vi) keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance against risks as is usually carried by such Persons. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and naming the Administrative Agent and the Lenders as “additional insureds” and shall provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

(q)Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower or the Parent MLP, as applicable, will furnish or cause to be furnished to the Administrative Agent a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.
(r)The Borrower and the Parent MLP will, and will cause each Restricted Subsidiary to, operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration and Environmental Laws and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(s)The Borrower and the Parent MLP, at their own expense, will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material Properties will be preserved and maintained, except to the extent a portion of such Properties is no longer capable of commercially producing Hydrocarbons. The Borrower and the Parent MLP will, and will cause each Restricted Subsidiary to, promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, and (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except in each case of clauses (i) and (ii) to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 9.13. The Borrower and the Parent MLP will and will cause each Restricted Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. To the extent the Borrower or the Parent MLP is not the operator of such Property, the Borrower or the Parent MLP, as applicable, shall use reasonable efforts to cause the operator to comply with this Section 8.03(d).
Section 1.07.Environmental Matters.
(t)The Borrower and the Parent MLP will, and will cause each Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (i) all Property of the Borrower, the Parent MLP and

the Subsidiaries and the operations conducted thereon and other activities of the Borrower, the Parent MLP and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, oil and gas production or exploration wastes, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA and (iv) no oil, oil and gas exploration and production wastes or hazardous substances or solid wastes are released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
(u)The Borrower and the Parent MLP will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority against the Borrower, the Parent MLP or its Subsidiaries or their Properties which the Borrower or the Parent MLP, as applicable, has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower or the Parent MLP, as applicable, reasonably anticipates that such action will result in liability, not fully covered by insurance, subject to normal deductibles, (whether individually or in the aggregate) in excess of $5,000,000.
Section 1.01.Further Assurances.
(v)The Borrower and the Parent MLP at their expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of the Borrower, the Parent MLP or any Restricted Subsidiary, as the case may be, in the Security Instruments, the Notes and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
(w)The Borrower and the Parent MLP hereby authorize the Administrative Agent and the Lenders to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower, the Parent MLP or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.
Section 1.08.Performance of Obligations. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower and the Parent MLP will and will cause each Restricted Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents and this Agreement, at the time or times and in the manner specified.
Section 1.09.Reserve Reports.

(x)On or before March 1st and September 1st of each year, commencing March 1, 2023, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report as of the immediately preceding January 1st or July 1st, together with a Management Production Forecast and Report as of such January 1st or July 1st, as applicable. The Reserve Report as of January 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1st Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate to the best of his or her knowledge in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report. Borrower may, at any time (but not more than once in any month), deliver an updated Management Production Forecast and Report which shall replace the prior delivered Management Production Forecast and Report.
(y)In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate to the best of his or her knowledge in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any Interim Redetermination requested by the Majority Lenders or the Borrower pursuant to Section 2.08(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than 45 days following the receipt of such request.
(z)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.22 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties included in the most recently delivered Reserve Report have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Majority Lenders, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.23 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Property.
Section 1.07.Oil & Gas Properties. The Borrower may, by written notice to the Administrative Agent, elect to remove Oil and Gas Properties (the “Elected Oil and Gas Properties”) from the Borrowing Base. Promptly thereafter, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, any releases, terminations or other amendments to the Security Instruments to effectuate a release of Liens on the Elected Oil and Gas Properties, and at such time and without any further action by any Person except as expressly set forth below (a) such Elected Oil and Gas Properties shall be deemed to not be included in the most recently delivered Reserve Report, and (b) the then outstanding Borrowing Base shall be reduced by an amount equal to the value of such Elected Oil and Gas Properties as reasonably determined by the Majority Lenders.
Section 1.08.Additional Collateral; Additional Guarantors.
(aa)In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties have a PV9% value of not less than the Minimum Collateral Value, based upon the Administrative Agent’s then current commodity price projections and assumptions. In connection with such review, the Borrower shall supply the Administrative Agent with a written report of the calculations used to determine such PV9% value of the Mortgaged Properties certified by a Responsible Officer of the Borrower. In the event that the Mortgaged Properties do not have a PV9% value of at least the Minimum Collateral Value, then the Borrower shall, and shall cause each Restricted Subsidiary to, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (e), (g) and (h) of the definition thereof) on additional Oil and Gas Properties (other than those not included in the most recently delivered Reserve Report) such that after giving effect thereto, the Mortgaged Properties will have a PV9% value, based upon such projections and assumptions, of not less than the Minimum Collateral Value; provided, if no Permitted Senior Debt shall have been issued and be outstanding pursuant to Section 9.02(j), if such first-priority Lien interests on additional Oil and Gas Properties shall not have been granted within the time period allowed therefor, the Borrowing Base shall be automatically reduced to an amount equal to the PV9% value of the Mortgaged Properties. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties that are included in the most recently delivered Reserve Report and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.09(b).
(ab)The Borrower and the Parent MLP shall notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary, and promptly thereafter (and in any event within 30 days) cause any such Restricted Subsidiary that is not an Excluded Subsidiary to guarantee the Indebtedness pursuant to the Guarantee Agreement; provided, (x) BSAP II GP, L.L.C and the Parent MLP GP shall not be required to guarantee the Indebtedness, (y) Black Stone Natural Resources Management Company shall not be required to guarantee the Indebtedness unless it shall have consolidated net tangible assets (other than any such assets to be used for the purpose of funding payroll, compensation and benefits and other disbursements) in excess of $5,000,000, and (z) any Restricted Subsidiary shall not be required to guarantee the Indebtedness unless it shall have either (x) consolidated net tangible assets (other than any such assets to be used for the purpose of funding payroll, compensation and benefits and other disbursements) in excess of $5,000,000 or (y) Oil and Gas Properties included in the Borrowing Base. In connection with any such guarantee by the Parent MLP and/or any such Restricted Subsidiary that is not an Excluded Subsidiary, the Borrower and/or the Parent MLP, as applicable, shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guarantee Agreement executed by such Subsidiary, (ii) pledge all of the capital stock of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the capital stock of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. In the event that the Borrower and/or one or more Guarantors forms or acquires any interests in a Restricted Subsidiary that is a First-Tier Foreign Subsidiary or FSHCO, the Borrower or the Parent MLP shall, or shall cause such Guarantor to, (iii) pledge 65% of the voting capital stock and all of the non-voting capital stock owned by the Borrower, the Parent MLP and/or a Guarantor of such new First-Tier Foreign Subsidiary or FSHCO (including, without limitation, if applicable, delivery of original stock certificates evidencing the capital stock of such Person, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. For the avoidance of doubt, none of the capital stock of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary shall be pledged.
(ac)In the event that an Event of Default occurs or a Deficiency continues beyond any applicable cure period, the Borrower and the Parent MLP shall, and shall cause each Guarantor to, immediately execute and deliver documentation in the form requested by the Administrative Agent granting a first priority Lien on all of the Borrower’s and the Guarantors’ Property that is not then Mortgaged Property.
(ad)Each Loan Party will cause each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times either be maintained with the Administrative Agent or subject to an Account Control Agreement.
Section 1.10.ERISA Information and Compliance. As soon as available, and in any event, within ten days after the Borrower or the Parent MLP obtains knowledge of any of the following, the Borrower or the Parent MLP, as applicable, will furnish and will cause each ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (a) a written notice signed by a Responsible Officer describing the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, and specifying what action the Borrower or the Parent MLP, as applicable, or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (b) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan and (c) a written notice of the Borrower’s or the Parent MLP’s, if applicable, or an ERISA Affiliate’s participation in a Multiemployer Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower or the Parent MLP will, and will cause each ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
Section 1.11.Reserved.
Section 1.12.Unrestricted Subsidiaries. The Borrower and the Parent MLP:

(ae)will cause the management, business and affairs of each of the Borrower, the Parent MLP and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of each Unrestricted Subsidiary to creditors and potential creditors thereof and by not permitting Properties of the Borrower, the Parent MLP and its Restricted Subsidiaries to be commingled with Properties of the Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Borrower, the Parent MLP and its other Subsidiaries.
(af)will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for (whether as general partner, managing member or otherwise) any Debt of any other Subsidiary at any time such Person is not also a Restricted Subsidiary.
(ag)will not permit any Unrestricted Subsidiary to purchase or hold any equity interest in, or any Debt of, the Borrower, the Parent MLP or any Restricted Subsidiary.
(ah)will not create or suffer to exist any Subsidiary that is not a Wholly-Owned Subsidiary unless such Subsidiary is an Unrestricted Subsidiary.
Section 1.23.Commodity Exchange Act Keepwell Provisions. The Borrower and the Parent MLP shall, and shall cause each Qualified ECP Guarantor, jointly and severally absolutely, unconditionally and irrevocably to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Security Instruments in respect of Hedging Agreements (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.13 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 8.13, or otherwise under any Security Instrument, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.13 shall remain in full force and effect until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in immediately available funds and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed. Each Qualified ECP Guarantor intends that this Section 8.13 constitute, and this Section 8.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 1.24.Foreign Corrupt Practices. Borrower, the Parent MLP and its Subsidiaries have instituted and will maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA.
Section 1.25.Excess Cash Information. Upon the request of the Administrative Agent, within one (1) Business Day of any such request, and on any Excess Cash Test Day on which Parent MLP or any Consolidated Subsidiary has any Excess Cash, the Borrower shall provide to the Administrative Agent, summary and balance statements, in a form reasonably acceptable to the Administrative Agent, for each Deposit Account, Securities Account or other account in which any of the Consolidated Cash Balance is held, credited or carried, together with a written statement setting forth a reasonably detailed calculation of Excess Cash, setting forth amounts excluded therefrom pursuant to the parenthetical set forth in the definition thereof.

ARTICLE IX
Negative Covenants
The Borrower and the Parent MLP covenant and agree that, so long as any of the Aggregate Revolving Commitments is in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents:
Section 1.010.Financial Covenants.
(a)Ratio of Total Debt to EBITDAX. The Parent MLP will not, at any time, permit its ratio of Total Debt (excluding the Preferred Stock and the Series B Preferred Stock) as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 3.5 to 1.0.
(b)Current Ratio. The Parent MLP will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the Unused Amount but excluding any non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding (x) non-cash obligations under ASC 815, (y) current maturities of the Indebtedness under the Notes, and (z) Redemption of the Preferred Stock) to be less than 1.0 to 1.0.
Section 1.09.Debt. Neither the Parent MLP nor the Borrower nor any of the other Restricted Subsidiaries will incur, create, assume or suffer to exist any Debt, except:
(c)the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;
(d)Debt of the Borrower and the Restricted Subsidiaries existing on the Closing Date that is reflected in the Financial Statements or on Schedule 9.02(b), and any refinancings, renewals or extensions (but not increases) thereof;
(e)accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;
(f)Debt under Capital Leases (as required to be reported on the financial statements of the Borrower pursuant to GAAP) not to exceed $10,000,000;
(g)Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;
(h)intercompany Debt among the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(h); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of the Guarantors, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guarantee Agreement;

(i)endorsements of negotiable instruments for collection in the ordinary course of business;
(j)purchase money Debt in respect of property acquired by the Borrower and the Restricted Subsidiaries; provided that the aggregate principal or face amount of all Debt secured under this Section 9.02(h) shall not exceed $10,000,000 at any time;
(k)Permitted Subordinate Debt; provided, that contemporaneously with any issuance or incurrence thereof (i) the Borrowing Base shall be automatically reduced pursuant to and in accordance with Section 2.08(f) and (ii) the Borrower shall make any mandatory prepayment required by Section 2.07(b)(iii), if applicable;
(l)Permitted Senior Debt; provided, that immediately prior to the issuance or incurrence thereof the Mortgaged Properties shall have a PV9% value of not less than the required Minimum Collateral Value; provided further, contemporaneously with any issuance or incurrence thereof (i) the Borrowing Base shall be automatically reduced pursuant to and in accordance with Section 2.08(f) and (ii) the Borrower shall make any mandatory prepayment required by Section 2.07(b)(iii), if applicable;
(m)guarantees of Debt of the Parent MLP, the Borrower or any other Restricted Subsidiary otherwise permitted under this Section 9.02;
(n)other Debt not to exceed $20,000,000 in the aggregate at any one time outstanding; and
(o)the Preferred Stock and the Series B Preferred Stock.
Section 1.011.Liens. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(p)Liens securing the payment of any Indebtedness;
(q)Excepted Liens;
(r)Liens securing leases giving rise to Debt allowed under Section 9.02(d) but only on the Property under lease;
(s)Liens disclosed on Schedule 9.03;
(t)any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses in this Section 9.03; provided that any such Debt is not increased beyond the amount thereof outstanding on the Closing Date (other than increases associated with the capitalization of refinancing costs) and is not secured by any additional assets;
(u)purchase money Liens in respect of Debt permitted by Section 9.02(h); and
(v)Liens not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(g) shall not exceed $5,000,000 at any time.

Section 1.02.Dividends, Distributions and Redemptions. The Parent MLP and the Borrower will not, and will not permit any Restricted Subsidiary to, declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its capital or partnership interests now or hereafter outstanding, return any capital to its Partners or make any distribution of its assets to its Partners, except for any such dividend, distribution or redemption (collectively, “Distributions”)
(a) by any Restricted Subsidiary to the Parent MLP or to any other Restricted Subsidiary;
(b) by the Parent MLP, other than a redemption of the Preferred Stock or the Series B Preferred Stock, so long as (i) no Default, Event of Default or Deficiency has occurred and is continuing or would result therefrom, and (ii) after giving effect to such Distribution on a pro forma basis (x) the Parent MLP shall have demonstrated that the Unused Amount is not less than 10% of the then current Aggregate Elected Revolving Commitment Amount, and (y) the ratio of Total Debt (excluding the Preferred Stock and the Series B Preferred Stock) as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available shall be less than or equal to 3.0 to 1.0 as of the last day of the applicable period covered by the certificate most recently delivered pursuant to Section 8.01(f) (for purposes hereof, as if such Distribution, and all other Distributions since the first day of such applicable period, had been made on the first day of such applicable period);
(c) by the Parent MLP of a redemption of the Preferred Stock, so long as (i) no Default, Event of Default or Deficiency has occurred and is continuing or would result therefrom, (ii) after giving effect to such redemption of Preferred Stock on a pro forma basis, the Parent MLP shall be in compliance with the covenants set forth in Section 9.01 as of the last day of the applicable period covered by the certificate most recently delivered pursuant to Section 8.01(f) (for purposes of Section 9.01, as if such redemption of the Preferred Stock, and all other redemption of Preferred Stock and Series B Preferred Stock since the first day of such applicable period, had been redeemed on the first day of such applicable period), and (iii) after giving effect to such redemption of Preferred Stock, the Parent MLP shall have demonstrated that it will have unrestricted cash liquidity (including, for purposes of this computation, the Unused Amount that is then available for borrowing) in an amount not less than 10% of the Aggregate Elected Revolving Commitment Amount;
(d) by the Parent MLP of a redemption of the Series B Preferred Stock in connection with a mandatory redemption upon a Series B Change of Control, so long as all Loans, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents that have become due and payable as a result of such Series B Change of Control have first been paid in full or such required payments have been waived in accordance with Section 12.04; and
(e) by the Parent MLP of a redemption of the Series B Preferred Stock (other than a redemption described in clause (d) above), so long as (i) no Default, Event of Default or Deficiency has occurred and is continuing or would result therefrom, (ii) after giving effect to such redemption of Series B Preferred Stock on a pro forma basis (x) the Parent MLP shall be in compliance with the covenant set forth in Section 9.01(b) and (y) the ratio of Total Debt (excluding the Preferred Stock and the Series B Preferred Stock) as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available shall be less than or equal to 2.5 to 1.0, in each case as of the last day of the applicable period covered by the certificate most recently delivered pursuant to

Section 8.01(f) (for purposes hereof, as if such redemption of the Series B Preferred Stock, and all other redemption of Preferred Stock and Series B Preferred Stock since the first day of such applicable period, had been redeemed on the first day of such applicable period), and (iii) after giving effect to such redemption of Series B Preferred Stock, the Parent MLP shall have demonstrated that it will have unrestricted cash liquidity (including, for purposes of this computation, the Unused Amount that is then available for borrowing) in an amount not less than 20% of the Aggregate Elected Revolving Commitment Amount.
Parent MLP shall not amend or modify the terms of Annex B of the Parent MLP LPA, if such amendment or modification would (x) amend or modify the requirement set forth in paragraph 11(b)(iv) of such Annex B such that any redemption payable in cash pursuant thereto shall be subject to the prior payment of any Indebtedness then due as a result of the event resulting in the Series B Change of Control triggering such redemption or (y) provide for the mandatory redemption of the Series B Preferred Stock for any consideration other than capital stock or other equity interests upon the happening of any event other than a Series B Change of Control.
Section 1.03.Investments, Loans and Advances. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will make or permit to remain outstanding any Investments in any Person, except that the foregoing restriction shall not apply to:
(w)Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;
(x)accounts receivable arising in the ordinary course of business;
(y)direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;
(z)commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;
(aa)deposits maturing within one year from the date of creation thereof, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
(ab)deposits in money market funds investing exclusively in Investments described in Section 9.05(c), 9.05(d) or 9.05(e);
(ac)Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business;
(ad)Investments in Loan Parties;
(ae)Investments in Unrestricted Subsidiaries not to exceed $20,000,000 in the aggregate at any time;

(af)reserved;
(ag)Investments made with the proceeds of the issuance of new equity interests of the Borrower or the Parent MLP;
(ah)Investments made with cash permitted to be used as Distributions pursuant to Section 9.04; and
(ai)other Investments not to exceed $5,000,000 in the aggregate at any time.
Section 1.012.Change of Name; Etc. Neither the Parent MLP nor the Borrower nor any Guarantor shall change (a) its corporate name or any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (b) the location of its chief executive office or principal place of business, (c) its identity or jurisdiction of formation, or (d) its federal taxpayer identification number except, in each such case, in accordance with Section 8.01(l).
Section 1.013.Nature of Business. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will allow any material change to be made in the character of its business as an independent, domestic oil and gas ownership, exploration and production company and processing of oil and gas.
Section 1.014.Reserved.
Section 1.015.Proceeds of Loans. The Parent MLP and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.07. Neither the Parent MLP nor the Borrower, nor any Person acting on behalf of the Parent MLP or the Borrower, has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.
Section 1.10.ERISA Compliance. The Parent MLP and the Borrower will not at any time:
(aj)engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent MLP, the Borrower or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan;
(ak)terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Parent MLP, the Borrower or any ERISA Affiliate to the PBGC which could reasonably be expected to have a Material Adverse Effect;
(al)fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent MLP, the Borrower or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect;
(am)permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section

412 of the Code, whether or not waived, with respect to any Plan which exceeds $100,000;
(an)except as provided in Section 9.10(g), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Parent MLP, the Borrower or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $100,000 with the term “actuarial present value of the benefit liabilities” having the meaning specified in section 4041 of ERISA;
(ao)contribute to or assume an obligation to contribute to, or permit any Restricted Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan if such action could reasonably be expected to have a Material Adverse Effect;
(ap)acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Parent MLP, the Borrower or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan if the funding status of such Multiemployer Plan is such that a total or partial withdrawal from it by such Person could reasonably be expected to have a Material Adverse Effect, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $100,000;
(aq)incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA in excess of $100,000; or
(ar)amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Parent MLP, the Borrower or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.
Section 1.26.Sale or Discount of Receivables. Except for receivables obtained by the Parent MLP, the Borrower or any other Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable, neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 1.27.Mergers, Etc. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will merge into or with or consolidate with (including by division) any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person (any such transaction, a “consolidation”); provided that (a) any Wholly-Owned Subsidiary (other than the Borrower) may participate in a consolidation (i) with another Wholly-Owned Subsidiary if the surviving Person is a Guarantor or (ii) with the Borrower or the Parent MLP if the Borrower or the Parent MLP is the surviving Person; (b) any non-Wholly-Owned Subsidiary may participate in a consolidation (i) with a Wholly-Owned Subsidiary if the surviving Person is a Guarantor, (ii) with the Borrower or the Parent MLP if the Borrower or the Parent MLP is the surviving Person or (iii) with another Person so long as no Default or Event of Default then exists or would result; and (c) the Borrower may participate in a consolidation with any other Person so long as (i) no Default or Event of Default then exists or would result and (ii) the Borrower is the surviving Person.
Section 1.28.Sale of Oil and Gas Properties. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any interest in any Oil and Gas Property included in the most recently delivered Reserve Report except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use; and (c) sales or other dispositions (including dispositions resulting from the exercise of eminent domain, condemnation or nationalization) of (i) Oil and Gas Properties included in the most recently delivered Reserve Report or any interest therein or (ii) Restricted Subsidiaries owning Oil and Gas Properties included in the most recently delivered Reserve Report; provided that if the PV9% value of such Oil and Gas Properties included in such sales or other dispositions of Oil and Gas Properties or Restricted Subsidiaries during any period between two successive Redetermination Dates exceeds in the aggregate 5% of the then current Borrowing Base (inclusive of any unwinding of Hedging Agreements during such period), the Borrowing Base shall be subject to adjustment pursuant to Section 2.08(e); and provided further that if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report, such sale or other disposition shall include all the capital stock or other equity of such Restricted Subsidiary.
Section 1.29.Environmental Matters. Neither the Parent MLP, nor the Borrower nor any other Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
Section 1.30.Transactions with Affiliates. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Parent MLP) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 1.31.Subsidiaries. The Parent MLP and the Borrower shall not create any additional Subsidiary or re-designate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Parent MLP or the Borrower gives written notice to the Administrative Agent of such creation or re-designation and complies with Section 8.09(b).
Section 1.32.Negative Pledge Agreements. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, or other instruments creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Oil and Gas Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 1.33.Gas Imbalances, Take-or-Pay or Other Prepayments. Neither the Parent MLP, nor the Borrower nor any other Restricted Subsidiary will allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Restricted Subsidiary that would require the Borrower or any other Restricted Subsidiary to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor to exceed the maximum amount allowed in Section 7.22.
Section 1.34.Hedging Agreements. Neither the Borrower nor any Restricted Subsidiary will enter into any Hedging Agreements with any Person other than (a) Hedging Agreements (other than collars or swaps) in respect of commodities with Approved Counterparties, (b) collars or swaps in respect of commodities (i) with an Approved Counterparty for a term of not more than 4 years, and (ii) the notional volumes for which (when aggregated with other commodity collars or swaps then in effect) do not exceed, as of the date such collar or swap is executed, (A) 90% of Monthly Volumes for the first 24 months thereof, (B) 70% of Monthly Volumes for the 25th through 36th months thereof and (C) 50% of Monthly Volumes for the 37th through 48th months thereof), each for the period during which such collar or swap is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, (c) Hedging Agreements in respect of interest rates (i) with an Approved Counterparty and (ii) the notional amounts of which (when aggregated with other interest rate Hedging Agreements then in effect) do not exceed 75% of principal amount of the Borrower’s floating rate Debt in respect of borrowed money, and (d) Hedging Agreements in respect of currencies (i) with an Approved Counterparty, (ii) such transactions are to hedge actual or expected fluctuations in currencies and are not for speculative purposes and (iii) such transactions do not involve termination or expiry dates longer than six months after the trade date in respect thereof. “Monthly Volumes” as used herein, means, for any month, the lesser of (x) management forecasted total production of oil, natural gas or natural gas liquids, as appropriate, for such month and (y) the monthly average production of oil, natural gas or natural gas liquids, as appropriate, for the most recent three months, in each case as set forth in the Management Production Forecast and Report most recently delivered pursuant to Section 8.07. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreement unless the Borrower or such Restricted Subsidiary is a Qualified ECP Guarantor at such time.
Section 1.35.Sale and Leasebacks. Neither the Borrower nor any Restricted Subsidiary will enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary.
Section 1.36.Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries will take any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA.
Section 1.37.OFAC. Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.
Section 1.38.Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries. The Borrower will not, nor shall it permit any Restricted Subsidiary to, at any time:

(as)Unless designated as an Unrestricted Subsidiary on Schedule 7.13 as of the Closing Date, designate any Person that becomes a Subsidiary of the Borrower or any Restricted Subsidiary as an Unrestricted Subsidiary, except the Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05.
(at)Designate any Unrestricted Subsidiary to be a Restricted Subsidiary, except if after giving effect to such designation, which shall be deemed to be a cash dividend to the direct owners of such Subsidiary’s equity interests in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05, (i) the representations and warranties of the Borrower and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such re-designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist, and (iii) the Borrower and such newly-designated Restricted Subsidiary complies with the requirements of Section 8.09.
ARTICLE X
Events of Default; Remedies
Section 1.01.Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any Loan Document and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of three Business Days;
(b) (i) any Loan Party shall default in the payment when due (after giving effect to all grace periods) of any principal of or interest on any of its other Debt aggregating $20,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both, but after giving effect to all grace periods) to permit, the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity or (ii) a default or early termination event shall occur and be continuing under any Hedging Agreement between any Loan Party and any other Person which results in a net payment being due by such Loan Party in excess of $20,000,000 and such payment is not paid when due (after giving effect to all grace periods) or within three Business Days thereafter;
(c)any material representation or warranty made or deemed made herein or in any Loan Document by any Loan Party, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect;
(d) (i) any Loan Party shall default in the performance of any of its obligations under Section 8.09(d), Section 8.15 or Article IX or (ii) any Loan Party shall default in the performance of any of its obligations under this Agreement (other than Section 8.09(d), Section 8.15 or Article IX) or any other Loan Document (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent) or (B) a Responsible Officer otherwise becoming aware of such default;
(e)any Loan Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
(f)any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or (vi) take any action for the purpose of effecting any of the foregoing;
(g)a proceeding or case shall be commenced, without the application or consent of any Loan Party in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person of all or any substantial part of its assets, (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days or (iv) an order for relief against such Person shall be entered in an involuntary case under the Federal Bankruptcy Code;
(h)a judgment or judgments for the payment of money in excess of $20,000,000 (net of insurance) in the aggregate less any amount payable because of insurance shall be rendered by a court against any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Loan Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal in good faith therefrom and cause the execution thereof to be stayed during such appeal;
(i)the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing; or
(j)the occurrence of a Change of Control.
Section 1.02.Remedies.
(a)In the case of an Event of Default other than one referred to in Section 10.01 (e), (f) or (g) (or in Section 10.01(j) that is a Series B Change of Control pursuant to which a holder of Series B Preferred Stock has issued a Series B Change of Control Cash Redemption Notice), the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower, cancel the Revolving Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
(b)In the case of the occurrence of an Event of Default referred to in Section 10.01(e), (f) or (g), the Revolving Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In the case of an Event of Default referred to in Section 10.01(j) that is a Series B Change of Control pursuant to which a holder of Series B Preferred Stock has issued a Series B Change of Control Cash Redemption Notice, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable upon the consummation of such Series B Change of Control, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, such acceleration may at any time prior to the payment in full of such amounts by the Borrower be rescinded by Majority Lenders.
(c)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(d)All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
(i)first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)third, pro rata to payment of accrued interest on the Loans;
(iv)fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in clause (b) of the definition of Indebtedness owing to a Hedge Lender;
(v)fifth, pro rata to any other Indebtedness;
(vi)sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
(vii)seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).
ARTICLE XI
The Administrative Agent
Section 1.03.Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Wells Fargo to act as its administrative agent hereunder and under the Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Neither the Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to each of their Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents) nor any agent: (a) shall have any duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (b) makes any representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for herein, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor; (c) except pursuant to Section 11.07, shall be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. The Administrative Agent is authorized to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.
Section 1.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it.
Section 1.05.Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default.
Section 1.06.Rights as a Lender. With respect to its Revolving Commitment and the Revolving Loans made by it and its participation in the issuance of Letters of Credit and Swingline Loans, Wells Fargo (and any successor acting as Administrative Agent), in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Wells Fargo (and any successor acting as Administrative Agent) and their respective Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Wells Fargo and its respective Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
Section 1.07.INDEMNIFICATION. THE LENDERS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGERS AND THE ISSUING BANK RATABLY FOR THE INDEMNITY MATTERS AS DESCRIBED IN SECTION 12.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE BORROWER UNDER SECTION 12.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SAID SECTION 12.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS OR ANY ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF: (I) THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF THEIR AGENCY DUTIES HEREUNDER OR (II) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT, ANY LOAN DOCUMENT OR OF ANY SUCH OTHER DOCUMENTS;

WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 11.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE ISSUING BANK, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING SUCH INDEMNIFICATION.
Section 1.08.Non-Reliance on the Administrative Agent, Arrangers and other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and its own decision to enter into this Agreement, and that each Lender will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent and the Arrangers shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Notes, the Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent, the Arrangers nor any of their respective Affiliates. In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 1.09.Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (a) receive written instructions from the Majority Lenders, the Majority Lenders or the Majority Lenders, as applicable, (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.
Section 1.010.Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent; provided that the successor shall have a combined capital and surplus of not less than $200,000,000 or its equivalent in other currencies. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint its successor; provided that the successor shall have a combined capital and surplus of not less than $200,000,000 or its equivalent in other currencies. Upon the acceptance of such appointment hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
Section 1.011.Authority of Administrative Agent to Release Liens. The Administrative Agent is hereby authorized to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.13 or is otherwise authorized by the terms of the Loan Documents.
Section 1.10.Arrangers. The Arrangers shall have no duties, responsibilities or liabilities under this Agreement.
Section 1.11.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto).
Section 1.39.Erroneous Payments.
(c)Each Lender, each Issuing Bank, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(d)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(e)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(f)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(g)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Indebtedness owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Indebtedness and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Indebtedness or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(h)Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.
(i)Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE XII
Miscellaneous
Section 1.012.Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
Section 1.013.Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telecopy, courier, e-mail or U.S. Mail or in writing and telecopied, mailed, e-mailed or delivered to (a) the Borrower or any Guarantor at the “Address for Notices” specified below Borrower’s name on the signature pages hereof or in the Loan Documents, (b) the Administrative Agent at the “Address for Notices” specified below Administrative Agent’s name on the signature pages hereof, (c) any Lender at the “Address for Notices” specified in such Lender’s Administrative Questionnaire, or (d) as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 5:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid. Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.
Notices and other communications (including, for the avoidance of doubt, copies of documents required to be delivered hereunder) to the Administrative Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Without limiting the generality of the foregoing, each of the Administrative Agent and the Lenders agrees that the notices and other communications required by Section 8.01 may be delivered by electronic means as set forth in this paragraph.
Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
The Borrower and the Parent MLP hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.15; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 1.014.Payment of Expenses, Indemnities, etc. The Borrower agrees:
(k)whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel for the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and any of the Lenders); and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders in accordance with this Agreement to satisfy any obligation of the Borrower under this Agreement or any Loan Document, including without limitation, all costs and expenses of foreclosure;
(l)TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGERS AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OF THE PROCEEDS OF ANY OF THE LOANS OR LETTERS OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (IV) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S), (VIII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE ADMINISTRATIVE AGENT OR A LENDER’S SHAREHOLDERS AGAINST THE ADMINISTRATIVE AGENT OR LENDER OR BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY; AND

(m)TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, PROVIDED, HOWEVER, NO INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 12.03(C) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).
(n)No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld or delayed. For purposes of this Section 12.03(d), the parties acknowledge that an indemnitor may not reasonably withhold or delay consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential liability that may be assessed against the Indemnified Party and for which indemnification pursuant to this Section 12.03 would be required, the amount of such liability to be determined by a nationally recognized defense counsel selected by the Indemnified Party to be substantially likely to be due assuming litigation on the merits of the claim against the Indemnified Party.
(o)In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand, provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.
(p)THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED

PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.
(q)The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.
(r)The Borrower shall pay any amounts due under this Section 12.03 within 30 days of the receipt by the Borrower of notice of the amount due.
(s)This Section 12.03 shall not apply to Taxes other than Taxes attributable to a non-Tax claim.
Section 1.015.Amendments, Etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower’s (as evidenced by a board of director resolution or consent) and the Majority Lenders’ prior written consent; provided that (a) no amendment, modification or waiver which extends the Termination Date, increases the Borrowing Base, modifies Section 2.03(a), Section 2.08, the definition of “Majority Lenders” or “Required Lenders”, the definition of “Minimum Collateral Value” or Section 8.09 shall be effective without the consent of all of the Lenders; provided, the rescission of any acceleration of the Loans and other amounts payable by the Borrower hereunder and under the Notes pursuant to the last sentence of Section 10.02(b) shall as provided therein be effective upon consent of Majority Lenders; (b) no amendment, modification or waiver which forgives the principal amount of any Indebtedness under this Agreement or any other Loan Document, releases any Guarantor (except as set forth in the Guarantee Agreement) or releases all or substantially all of the collateral (other than as provided in Section 11.09), reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, or modifies this Section 12.04 or Section 12.06(a) shall be effective without consent of all Lenders; (c) no amendment, modification or waiver which modifies Section 10.02(d) shall be effective without the consent of all the Lenders and Hedge Lenders; (d) no amendment, modification or waiver which increases the Maximum Credit Amount or Elected Revolving Commitment of any Lender shall be effective without the consent of such Lender; (e) no amendment, modification or waiver which modifies the rights, duties or obligations of the Administrative Agent or the Issuing Bank shall be effective without the consent of the Administrative Agent or the Issuing Bank, as applicable; (f) any supplement to Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders; (g) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, and (h) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.06 in accordance with the terms of Section 5.06. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such

Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Section 1.016.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 1.017.Assignments and Participations.
(e)Neither the Borrower nor any Guarantor may assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior written consent of all of the Lenders and the Administrative Agent.
(f)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit E (an “Assignment”); provided, however, that (i) after giving effect to any such assignment, both the assignee and the assignor shall have Maximum Credit Amounts of at least $5,000,000 (unless the Borrower shall have consented to a smaller amount) and (ii) the assignee or assignor shall pay to the Administrative Agent a processing and recordation fee of $3,500 for each assignment. Any such assignment will become effective upon the execution and delivery to the Administrative Agent of the Assignment and the consent of the Administrative Agent. Promptly after receipt of an executed Assignment under this Section 12.06(b), the Administrative Agent shall send to the Borrower a copy of such executed Assignment. Upon receipt of such executed Assignment, the Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 12.06(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the other Loan Documents. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 4.06, 5.01, 5.05 and 12.03 shall not be affected). The Administrative Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this Section 12.06(b), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to the Borrower and each of the Lenders.
(g)Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.06(c) to any Person, provided that: (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder; and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of any of the Loan Documents except to the extent such amendment or waiver would (x) forgive any principal owing on any Indebtedness or extend the final maturity of the Loans, (y) reduce the interest rate or fees applicable to any of the Commitments or the Loans or Letters of Credit in which such participant is participating, or postpone the payment of any thereof, or (z) release any Guarantor of the Indebtedness (except as provided in the Loan Documents) or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Aggregate Revolving Commitments or Loans or Letters of Credit in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the Loan Documents (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Article V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15 and shall require each participant to deliver the documentation required under Section 4.06(f) to the participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a limited fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent (in its capacity as Administrative Agent) nor any Loan Party shall have any responsibility for maintaining a Participant Register.
(h)The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree in writing to be bound by the provisions of Section 12.15.
(i)Notwithstanding anything in this Section 12.06 to the contrary, any Lender may assign and pledge all or any of its Notes to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.
(j)Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
(k)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing

Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice
Section 1.018.Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents or the Letters of Credit, the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any Loan Document.
Section 1.019.Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto
Section 1.020.References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.
Section 1.10.Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Aggregate Revolving Commitments. To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 1.11.Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 1.12.NO ORAL AGREEMENTS. THE LOAN DOCUMENTS (OTHER THAN THE LETTERS OF CREDIT) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 1.13.GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS

SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED ON ITS SIGNATURE PAGE OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)EACH PARTY HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.13.
Section 1.40.Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.14. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 1.41.Confidentiality. In the event that the Borrower provides to the Administrative Agent or the Lenders confidential information belonging to the Borrower, if the Borrower shall denominate such information as “confidential”, the Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (a) are in the public domain, (b) hereafter become part of the public domain without the Administrative Agent or the Lenders breaching their obligation of confidence to the Borrower, (c) are previously known by the Administrative Agent or the Lenders from some source other than the Borrower, (d) are hereafter developed by the Administrative Agent or the Lenders without using the Borrower’s information, (e) are hereafter obtained by or available to the Administrative Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (f) are disclosed with the Borrower’s consent, (g) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Administrative Agent or the Lenders or by the Administrative Agent or any Lender in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any claim, right, remedy or interest under or in connection with the Loan Documents or the Hedging Agreements with any Lender (or an Affiliate of such Lender), or (h) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Administrative Agent or any Lender may disclose any such information to any of its Affiliates and the directors, officers, employees, administrators, or managers of such Person and of such Person’s Affiliates. Further, the Administrative Agent or a Lender may disclose any such information to any other Person engaged by it or other Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Loan Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Administrative Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Administrative Agent or the Lenders hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the co-syndication agents, the documentation agent, and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Section 1.42.EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 1.43.Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Controller of the Currency, the Federal Reserve Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.
Section 1.44.USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and the Borrower in accordance with the Act.
Section 1.45.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and each Lender, on the other hand, and Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) each of the Administrative Agent and Lenders has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether each of the Administrative Agent and Lenders has advised or is currently advising Borrower, any other Loan Party or any of their respective Affiliates on other matters) and each of the Administrative Agent and Lenders has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent, the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) each of the Administrative Agent and Lenders will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
Section 1.46.Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 1.47.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 12.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
BORROWER:    BLACK STONE MINERALS COMPANY, L.P.
By:    BSMC GP, L.L.C.
    Its General Partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:_/S/ Jeffrey P. Wood_____________________
Jeffrey P. Wood
Senior Vice President and
Chief Financial Officer
PARENT MLP:                BLACK STONE MINERALS, L.P.
By:    Black Stone Minerals GP, L.L.C.
    Its General Partner

By:_ /S/ Jeffrey P. Wood     _________________
Jeffrey P. Wood
Senior Vice President and
Chief Financial Officer

Signature Page to Fifth Amended and Restated Credit Agreement

LENDERS:    WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:_/S/ Carroll Cartwright___________________
Name: Carroll Cartwright
Title: Director

    2

BANK OF AMERICA, N.A.,
as Co-Syndication Agent and a Lender

By:_/S/ Alia Qaddumi ______________________
Name: Alia Qaddumi
Title: Director

Signature Page to Fifth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /S/ Brittany Lehr
Name: Brittany Lehr
Title: Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK N.A.,
as a Lender

By: /S/ Dalton Harris
Name: Dalton Harris
Title: Authorized Officer

Signature Page to Fifth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /S/ George McKean
Name: George McKean
Title: Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

ZIONS BANCORPORATION, N.A. dba AMEGY BANK, as a Lender

By: /S/ G. Scott Collins
Name: G. Scott Collins
Title: Executive Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

BOKF, NA DBA BANK OF TEXAS, as a Lender

By: /S/ Taylor Morris
Name: Taylor Morris
Title: Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

COMERICA BANK,
as a Lender

By: /S/ Isabel Araujo
Name: Isabel Araujo
Title: Portfolio Manager

Signature Page to Fifth Amended and Restated Credit Agreement

FIRST HORIZON BANK, a Tennessee State Bank
as a Lender

By: /S/ Blake Norris
Name: Blake Norris
Title: Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Signature Page to Fifth Amended and Restated Credit Agreement

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED REVOLVING COMMITMENTS

Name of Lender	Percentage Share	Maximum Credit Amount	Elected Revolving Commitment
Wells Fargo Bank, National Association	15.60%	$156,000,000.00	$58,500,000.00
PNC Bank, National Association	12.80%	$128,000,000.00	$48,000,000.00
KeyBank National Association	12.80%	$128,000,000.00	$48,000,000.00
JPMorgan Chase Bank, N.A.	12.80%	$128,000,000.00	$48,000,000.00
Bank of America, National Association	12.80%	$128,000,000.00	$48,000,000.00
Comerica Bank	8.93%	$89,300,000.00	$33,500,000.00
BOKF, NA dba Bank of Texas	8.93%	$89,300,000.00	$33,500,000.00
Zions Bancorporation, N.A., dba Amegy Bank	8.93%	$89,300,000.00	$33,500,000.00
First Horizon Bank	6.40%	$64,000,000.00	$24,000,000.00
TOTAL	100.000000000%	$1,000,000,000.00	$375,000,000.00
    Annex I

EXHIBIT A-1
FORM OF REVOLVING NOTE
$[          ]    October 31, 2022
FOR VALUE RECEIVED, BLACK STONE MINERALS COMPANY, L.P.., a Delaware limited partnership (the “Borrower”) hereby promises to pay to [          ] (the “Lender”) or its registered assigns, at the principal office of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), at 1000 Louisiana St., 9th Floor, Houston, Texas 77002, the principal sum of [          ] Dollars ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.
This Note is one of the Notes referred to in the Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 among the Borrower, the Parent MLP, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
[Signature on next page.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
BLACK STONE MINERALS COMPANY, L.P.

By: BSMC, GP, L.L.C.,
    Exhibit A-1 – Page 1

    its general partner

By: Black Stone Minerals, L.P.
    its Sole Member

By: Black Stone Minerals GP, L.L.C.
    its General Partner

By: ______________________________________
Jeffrey P. Wood
Senior Vice President and
Chief Financial Officer
    Exhibit A-1 – Page 2

EXHIBIT A-2
FORM OF SWINGLINE NOTE
$25,000,000.00    October 31, 2022
FOR VALUE RECEIVED, BLACK STONE MINERALS COMPANY, L.P.., a Delaware limited partnership (the “Borrower”) hereby promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) or its registered assigns, at the principal office of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), at 1000 Louisiana St., 9th Floor, Houston, Texas 77002, the principal sum of TWENTY-FIVE MILLION AND NO/100 Dollars ($25,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement, as hereinafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, interest rate, and maturity of each Swingline Loan made by the Swingline Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Swingline Note, may be endorsed by the Swingline Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Swingline Lender. Failure to make any such notation or to attach a schedule shall not affect Swingline Lender’s or the Borrower’s rights or obligations in respect of such Swingline Loans or affect the validity of such transfer by Swingline Lender of this Swingline Note.
This Swingline Note is the Swingline Note referred to in the Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 among the Borrower, the Parent MLP, the Administrative Agent, and the other agents and lenders signatory thereto (including the Swingline Lender), and evidences Swingline Loans made by the Swingline Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.
This Swingline Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of Swingline Loans upon the terms and conditions specified therein and other provisions relevant to this Swingline Note.
[Signature on next page.]

    Exhibit A-2 – Page 1

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
BLACK STONE MINERALS COMPANY, L.P.

By: BSMC, GP, L.L.C.,
    its general partner

By: Black Stone Minerals, L.P.
    its Sole Member

By: Black Stone Minerals GP, L.L.C.
    its General Partner

By: ______________________________________
Jeffrey P. Wood
Senior Vice President and
Chief Financial Officer
    Exhibit A-2 – Page 2

EXHIBIT B-1
FORM OF REVOLVING BORROWING, CONTINUATION AND CONVERSION REQUEST
______________, 20__
BLACK STONE MINERALS COMPANY, L.P., a Delaware limited partnership (the “Borrower”), pursuant to the Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 (together with all amendments or supplements thereto, the “Credit Agreement”) among the Borrower, the Parent MLP, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto, and such Lenders makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):
1.    Revolving Borrowings:
(a)    Aggregate amount of new Revolving Loans to be $______________________;
(b)    Requested funding date is _________________, 20___;
(c)    $_____________________ of such Revolving Borrowings are to be Revolving SOFR Loans;
$_____________________ of such Revolving Borrowings are to be Revolving Base Rate Loans; and
(d)    Length of Interest Period for Revolving SOFR Loans is:
    ________________________
(e)    Amount of Borrowing Base currently in effect:    $______________________
(f)    Amount of Aggregate Elected Revolving Commitment Amount in effect:    $_________________
(g)    Amount of outstanding Revolving Loans, LC Exposure and Swingline Exposure    $______________________

(h)    Available amount [least of (e), (f) or Aggregate Maximum Credit Amounts,
minus (g)]                            $_____________________
[amount requested in (a) cannot exceed (h)]

(i)    Amount of Excess Cash:    $____________________
[cannot exceed 10% of the Aggregate Elected Revolving Commitment Amount]

    Exhibit B-1 – Page 1

2.    Continuation for Revolving SOFR Loans maturing on _____________________:
(a)    Aggregate amount to be continued as Revolving SOFR Loans is $________________;
(b)    Aggregate amount to be converted to Revolving Base Rate Loans is $_________________;
(c)    Length of Interest Period for continued Revolving SOFR Loans is _________________.
3.    Conversion of outstanding Revolving Base Rate Loans to Revolving SOFR Loans:
Convert $__________________ of the outstanding Revolving Base Rate Loans to Revolving SOFR Loans on ____________________ with an Interest Period of ______________________.
4.    Conversion of outstanding Revolving SOFR Loans to Revolving Base Rate Loans:
Convert $__________________ of the outstanding Revolving SOFR Loans with Interest Period maturing on ____________________, 20__, to Revolving Base Rate Loans.
The undersigned certifies that he/she is the _____________________ of the General Partner, and that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Revolving Borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.
BLACK STONE MINERALS COMPANY, L.P.

By:    BSMC GP, L.L.C.
    general partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:
Name:
Title:

    Exhibit B-1 – Page 2

EXHIBIT B-2
FORM OF SWINGLINE BORROWING REQUEST
______________, 20__
BLACK STONE MINERALS COMPANY, L.P., a Delaware limited partnership (the “Borrower”), pursuant to the Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 (together with all amendments or supplements thereto, the “Credit Agreement”) among the Borrower, the Parent MLP, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto, and such Lenders makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):
1.    Swingline Borrowing:
(a)    Aggregate amount of new Swingline Loan to be $______________________;
(b)    Requested funding date is _________________, 20___;
(c)    Amount of Borrowing Base currently in effect:    $______________________
(f)    Amount of Aggregate Elected Revolving Commitment Amount in effect:    $_________________
(g)    Amount of outstanding Revolving Loans, LC Exposure and Swingline Exposure    $______________________

(h)    Available amount [least of (e), (f) or Aggregate Maximum Credit Amounts,
minus (g)]                            $_____________________
[amount requested in (a) cannot exceed (h)]

    Exhibit B-2 – Page 1

The undersigned certifies that he/she is the _____________________ of the General Partner, and that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Swingline Borrowing under the terms and conditions of the Credit Agreement.
BLACK STONE MINERALS COMPANY, L.P.

By:    BSMC GP, L.L.C.
    general partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:
Name:
Title:
    Exhibit B-2 – Page 2

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
The undersigned hereby certifies that he is the _______________ of BSMC GP, L.L.C., a Delaware limited liability company that is the general partner of BLACK STONE MINERALS COMPANY, L.P., a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 (together with all amendments, supplements or restatements thereto being the “Agreement”) among the Borrower, the Parent MLP, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
(a)    Except as set forth on Exhibit A attached hereto, the representations and warranties of the Borrower and the Parent MLP contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower and the Parent MLP pursuant to the Agreement and the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date.
(b)    The Borrower and the Parent MLP has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].
(c)    Since December 31, 2021, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower, the Parent MLP or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].
(d)    There exists no Event of Default.
(e)    Attached hereto as Exhibit B are the detailed computations necessary to determine whether the Parent MLP is in compliance with Section 9.01 and Section 8.09(b) as of the end of the [fiscal quarter][fiscal year] ending ________________________.

    Exhibit C – Page 1

EXECUTED AND DELIVERED this ____ day of ______________.
BLACK STONE MINERALS COMPANY, L.P.

By:    BSMC GP, L.L.C.
    general partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:
Name:
Title:

    Exhibit C – Page 2

Exhibit A to Compliance Certificate

Excepted Representations and Warranties
[None.]
[OR Detail any representations which are not true as of the date of delivery]

    Exhibit C – Page 3

Exhibit B to Compliance Certificate

Compliance Calculations
[See attached.]
    Exhibit C – Page 4

EXHIBIT D
SECURITY INSTRUMENTS

1.Sixth Amended and Restated Guarantee and Collateral Agreement dated as of October 31, 2022, by the Grantors (as defined therein) in favor of Wells Fargo Bank, National Association, as Administrative Agent.

2.Deeds of Trust and Mortgages

3.UCC-1 Financing Statements

4.

    Exhibit D – Page 1

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________
2. Assignee:	______________________________ [and is an Affiliate of [identify Lender][1]
3. Borrower:	Black Stone Minerals Company, L.P.
4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement
5. Credit Agreement:	The Fifth Amended and Restated Credit Agreement dated as of October 31, 2022 among Black Stone Minerals Company, L.P., as Borrower, Black Stone Minerals, L.P., as Parent MLP, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto.
6.    Assigned Interest:

1    Select as applicable.
    Exhibit E - 1

Revolving Commitment Assigned	Aggregate Maximum Credit Amount for all Lenders	Maximum Credit Amount Assigned	Percentage Share Assigned of Revolving Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By: ______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By :______________________________
Title:

2    Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Loans of all Lenders thereunder.
    Exhibit E - 2

[Consented to and3 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By _________________________________
Title:

By _________________________________
Title:
[Consented to:4
BLACK STONE MINERALS COMPANY, L.P.
By: BSMC GP, L.L.C.

By: Black Stone Minerals, L.P.

By: Black Stone Minerals GP, L.L.C.

By _________________________________
Name:
Title:]

3    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4    To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
    Exhibit E - 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this
    Exhibit E - 4

Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.
    Exhibit E - 5

EXHIBIT F

FORM OF ELECTED REVOLVING COMMITMENT INCREASE CERTIFICATE

[ ], 20[ ]

To:    Wells Fargo Bank, National Association,
as Administrative Agent

The Borrower, the Parent MLP, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Fifth Amended and Restated Credit Agreement, dated as of October 31, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Elected Revolving Commitment Increase Certificate is being delivered pursuant to Section 2.03(d) of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Elected Revolving Commitment under the Credit Agreement effective [ ], 20[ ] from $[ ] to $[ ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

                        Very truly yours,

BLACK STONE MINERALS COMPANY, L.P.

By:    BSMC GP, L.L.C.
    general partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:
Name:
Title:

    Exhibit F - 1

Accepted and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[NAME OF INCREASING LENDER]

By:
Name:
Title:
    Exhibit F - 2

EXHIBIT G

FORM OF ADDITIONAL REVOLVING LENDER CERTIFICATE

[ ], 20[ ]

To:    Wells Fargo Bank, National Association,
as Administrative Agent

The Borrower, the Parent MLP, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Fifth Amended and Restated Credit Agreement, dated as of October 28. 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Revolving Lender Certificate is being delivered pursuant to Section 2.03(d) of the Credit Agreement.

Please be advised that the undersigned Additional Revolving Lender has agreed (a) to become a Lender under the Credit Agreement effective [ ], 20[ ] with a Maximum Credit Amount of $[ ] and an Elected Revolving Commitment of $[ ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Revolving Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Revolving Lender is a Foreign Lender, any documentation required to be delivered by such Additional Revolving Lender pursuant to Section 4.06(f) of the Credit Agreement, duly completed and executed by the Additional Revolving Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Revolving Lender. [The Borrower shall pay the fee payable to the Administrative Agent pursuant to Section 2.03(d)(ii)(G) of the Credit Agreement.]

    Exhibit G - 1

                        Very truly yours,

BLACK STONE MINERALS COMPANY, L.P.

By:    BSMC GP, L.L.C.
    general partner

By:    Black Stone Minerals, L.P.
    its Sole Member

By:    Black Stone Minerals GP, L.L.C.
    its General Partner

By:
Name:
Title:

    Exhibit G - 2

Accepted and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[NAME OF INCREASING LENDER]

By:
Name:
Title:
    Exhibit G - 3

SCHEDULE 7.03

LITIGATION
None.
    Schedule 7.03 - Page 1

SCHEDULE 7.13
SUBSIDIARIES

Name	Jurisdiction of Organization	Restricted/ Unrestricted/ Foreign	Organizational Identification Number	Principal place of Business and Chief Executive Office
Black Stone Minerals Company, L.P.	Delaware	Restricted	2933632	1001 Fannin, Ste. 2020 Houston, TX 77002
Black Stone Energy Company, L.L.C.	Texas	Restricted	800120172	1001 Fannin, Ste. 2020 Houston, TX 77002
Black Stone Minerals GP, L.L.C.	Delaware	Restricted	5640745	1001 Fannin, Ste. 2020 Houston, TX 77002
Black Stone Natural Resources Management Company	Texas	Restricted	139519000	1001 Fannin, Ste. 2020 Houston, TX 77002
Black Stone Natural Resources, L.L.C.	Delaware	Restricted	2930568	1001 Fannin, Ste. 2020 Houston, TX 77002
BSMC GP, L.L.C.	Delaware	Restricted	5730815	1001 Fannin, Ste. 2020 Houston, TX 77002
BSMC Louisiana LLC	Delaware	Restricted	7915621	1001 Fannin, Ste. 2020 Houston, TX 77002
NAMP 1, LP	Oklahoma	Restricted	3312494916	1001 Fannin, Ste. 2020 Houston, TX 77002
NAMP 2, LP	Oklahoma	Restricted	3312494915	1001 Fannin, Ste. 2020 Houston, TX 77002
    Schedule 7.13 - Page 1

NAMP GP, LLC	Oklahoma	Restricted	3512478284	1001 Fannin, Ste. 2020 Houston, TX 77002
NAMP Holdings, LLC	Delaware	Restricted	2197176	1001 Fannin, Ste. 2020 Houston, TX 77002

    Exhibit G - 2

SCHEDULE 7.19
HEDGING AGREEMENTS

Attached.
    Schedule 7.19 - Page 1

SCHEDULE 7.22
GAS IMBALANCES

None.

    Schedule 7.22 - Page 1

SCHEDULE 7.23
MARKETING CONTRACTS

None.
    Schedule 7.23 - Page 1

SCHEDULE 9.02(b)
DEBT
None.

    Schedule 9.02(b) - Page 1

SCHEDULE 9.03
LIENS
None.

    Schedule 9.03 - Page 1

SCHEDULE 9.05
INVESTMENTS
None.

    Schedule 9.05 - Page 1